                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              THE HOME DEPOT, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

(THE HOME DEPOT LOGO)

                              THE HOME DEPOT, INC.

To our Stockholders:

     On behalf of the Board of Directors, it is our pleasure to invite you to attend the Annual Meeting of Stockholders of The Home Depot, Inc.

     As shown in the formal notice enclosed, the meeting will be held at the Cobb Galleria Centre, 2 Galleria Parkway, Atlanta, Georgia 30339, on Wednesday, May 28, 1997, at 10:00 a.m. local time. At the meeting, in addition to acting on the matters described in the Proxy Statement, we will give a current report on the activities of the Company. Stockholders will have an opportunity at that time to comment on or to inquire about the affairs of the Company that may be of interest to Stockholders generally. If you will need special assistance at the meeting because of a disability, please contact Mr. Don Singletary, Vice President-Employee Relations, Home Depot U.S.A., Inc., 2727 Paces Ferry Road, Atlanta, Georgia 30339-4089. An interpreter for persons who are hearing impaired will be provided.

     The subjects proposed for action at the meeting are the election of four directors, the approval of two compensation plans and the conduct of such other business, including consideration of two stockholder proposals, as may properly come before the meeting.

     It is important that your shares be represented at this meeting in order that the presence of a quorum may be assured. Whether or not you plan to attend the meeting, you are urged to date, sign and mail the enclosed proxy card in the envelope provided.

     Thank you for your support.

                                           Sincerely,

                                           /s/ BERNARD MARCUS

                                           Bernard Marcus
                                           Chairman of the Board of Directors,
                                             Chief Executive Officer and
                                           Secretary

                                           /s/ ARTHUR M. BLANK

                                           Arthur M. Blank
                                           President and Chief Operating Officer

                              THE HOME DEPOT, INC.
                             2727 PACES FERRY ROAD
                          ATLANTA, GEORGIA 30339-4089

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 28, 1997

     NOTICE is hereby given that the Annual Meeting of Stockholders of The Home Depot, Inc., a Delaware corporation (the "Company" or "Home Depot"), will be held in accordance with its By-laws at the Cobb Galleria Centre, 2 Galleria Parkway, Atlanta, Georgia 30339, Wednesday, May 28, 1997, at 10:00 a.m. for the following purposes:

          (1) To elect four (4) directors for terms ending with the 2000 Annual Meeting of Stockholders and until their successors are elected and qualified;

          (2) To approve the Company's 1997 Omnibus Stock Incentive Plan;

          (3) To approve a Nonemployee Directors' Deferred Stock Compensation Plan; and

          (4) To conduct such other business, including consideration of two stockholder proposals, as may properly come before the meeting.

     The Common Stock of the Company should be represented as fully as possible at the Annual Meeting. Therefore, it will be appreciated if you will date, sign and return the enclosed proxy at your earliest convenience. You may, of course, change or withdraw your proxy at any time prior to the voting at the meeting. However, signing and returning the proxy in a timely manner will assure your representation at the Annual Meeting.

     The Board of Directors has fixed the close of business on April 1, 1997, as the record date for the determination of holders of Common Stock of the Company entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof. A list of Stockholders entitled to vote at the meeting will be available for inspection by any Stockholder for any purpose germane to the meeting during ordinary business hours from May 19 through May 28, 1997, at the corporate offices of the Company.

                                           By Order of the Board of Directors

                                           /s/ BERNARD MARCUS

                                           Bernard Marcus
                                           Chairman of the Board of Directors,
                                             Chief Executive Officer and
                                             Secretary

Atlanta, Georgia
April 18, 1997

                 YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN,
                          DATE AND RETURN YOUR PROXY.

                              THE HOME DEPOT, INC.
                             2727 PACES FERRY ROAD
                          ATLANTA, GEORGIA 30339-4089
                                 (770) 433-8211

                                PROXY STATEMENT
                   SOLICITATION OF PROXIES FOR ANNUAL MEETING

                                  INTRODUCTION

     The enclosed proxy is being solicited by the Board of Directors of Home Depot for use at the 1997 Annual Meeting of Stockholders of the Company to be held at 10:00 a.m. on Wednesday, May 28, 1997, at the Cobb Galleria Centre, 2 Galleria Parkway, Atlanta, Georgia 30339, or at any adjournments thereof (the "Annual Meeting").

     Certain directors, officers and employees of the Company may solicit proxies by telephone, telegram, mail or personal contact. In addition, the Company has retained D. F. King & Co., Inc., New York, New York, to assist in the solicitation of proxies and will pay such firm a fee, estimated not to exceed $10,000, plus reimbursement of expenses. Arrangements will be made with brokers, nominees and fiduciaries to send proxies and proxy material at the Company's expense to their principals. This Proxy Statement is first being mailed on or about April 18, 1997, to Stockholders of record on April 1, 1997.

     The shares held by each Stockholder who signs and returns the enclosed proxy will be counted for purposes of determining the presence of a quorum at the Annual Meeting unless such proxy shall be timely revoked. If the enclosed form of proxy is executed and returned, it may, nevertheless, be revoked at any time before it is voted by written notice to the Secretary of the Company or by a Stockholder personally attending and voting his or her shares at the Annual Meeting.

     The total number of shares of stock of the Company outstanding and entitled to vote at the Annual Meeting is 485,657,520 consisting of Common Stock, par value $.05 per share (the "Common Stock"). Each share of Common Stock entitles the holder to one vote with respect to all matters to come before the meeting, and all of such shares vote as a single class. Only Stockholders of record at the close of business on April 1, 1997, are entitled to notice of, and to vote at, the Annual Meeting. A majority of the outstanding shares will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations, but not as an affirmative vote, of the votes cast on proposals presented to Stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. A plurality of the votes cast at the Annual Meeting is necessary for the election of directors. The affirmative vote of the holders of a majority of the votes cast at the Annual Meeting is necessary for approval of each of the two compensation plans.

     The Annual Report to Stockholders of the Company for the fiscal year ended February 2, 1997 (sometimes referred to herein as "fiscal 1996"), including financial statements (the "Annual Report"), is being mailed concurrently with this Proxy Statement to all Stockholders of record as of April 1, 1997, except for accounts where the Stockholder had filed a written request to eliminate duplicate reports. In addition, the Company has provided brokers, dealers, banks, voting trustees and their nominees, at Company expense, with additional copies of the Annual Report so that such record holders could supply such material to beneficial owners as of April 1, 1997. ADDITIONAL COPIES OF THE ANNUAL REPORT AND THE ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED FEBRUARY 2, 1997, TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "FORM 10-K"), BUT WITHOUT EXHIBITS TO THE FORM 10-K, ARE OR WILL BE AVAILABLE WITHOUT CHARGE, UPON REQUEST. SEE "AVAILABILITY OF FORM 10-K AND ANNUAL REPORT TO STOCKHOLDERS."

     Each properly executed proxy received in time for the Annual Meeting will be voted as specified therein. If a Stockholder does not specify otherwise, the shares represented by his or her proxy will be voted in accordance with the recommendations by the Board of Directors as follows: FOR the election of Frank Borman, Ronald M. Brill, Berry R. Cox and one new nominee, Ronald A. Matricaria, to the Board of Directors of the Company; FOR the approval of The Home Depot, Inc. 1997 Omnibus Stock Incentive Plan; FOR the approval of the Nonemployee Directors' Deferred Stock Compensation Plan; AGAINST Stockholder Proposal No. 1; and AGAINST Stockholder Proposal No. 2.

       COMMON STOCK OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table shows information as to "beneficial ownership" of the Common Stock of the Company, as of February 2, 1997, by each person known by the Company to be the "beneficial owner" of more than five percent of such Common Stock, by each present director and nominee of the Company, by certain executive officers, and by directors and all executive officers of the Company as a group (21 persons). The determinations of "beneficial ownership" of the Company's Common Stock are based upon responses to Company inquiries which cited Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "1934 Act"). Such Rule provides that shares shall be deemed to be beneficially owned where a person has, either solely or in conjunction with others, the power to vote or to direct the voting of shares and/or the power to dispose, or to direct the disposition of shares; or where a person has the right to acquire any such power within 60 days after the date such "beneficial ownership" is determined. Except as disclosed in the notes to the table, each person has sole voting and investment powers with respect to the whole number of shares shown as beneficially owned by him or her.

                                                               SHARES OF
                                                              COMMON STOCK     PERCENT
NAME OF BENEFICIAL OWNER                                      BENEFICIALLY       OF
(AND ADDRESS IF "BENEFICIAL OWNERSHIP" EXCEEDS 5%)               OWNED        CLASS (1)
--------------------------------------------------            ------------    ---------
Bernard Marcus(2)...........................................   14,734,388       3.07
Arthur M. Blank(3)..........................................    8,257,692       1.72
Kenneth G. Langone(4).......................................    4,600,000          *
Milledge A. Hart, III(5)....................................    1,371,160          *
Berry R. Cox................................................    1,100,000          *
Ronald M. Brill(6)..........................................      560,610          *
Larry M. Mercer(7)..........................................      324,012          *
Frank Borman(8).............................................      195,837          *
W. Andrew McKenna(9)........................................       91,382          *
Donald R. Keough(10)........................................       13,333          *
M. Faye Wilson(11)..........................................       11,000          *
Johnnetta B. Cole(12).......................................        1,575          *
John L. Clendenin...........................................        1,000          *
Ronald A. Matricaria........................................            0          *
Directors and Executive Officers as a group(13).............   31,261,989       6.51
FMR Corp.(14)...............................................   31,149,691       6.48

---------------

  * Less than 1%
 (1) Based on 480,516,098 shares outstanding on February 2, 1997.
 (2) Includes 5,777 shares credited to Mr. Marcus' account under the Company's FutureBuilder Plan (a combined 401(k) and ESOP Plan referred to as "FutureBuilder"). Mr. Marcus may be deemed to have shared voting and investment powers over the following not included shares: 152,274 shares held by Mr. Marcus' wife as trustee of a trust for his children and 86,745 shares held by charitable organizations of which Mr. Marcus serves as a director. Mr. Marcus disclaims beneficial ownership of such shares.
 (3) Includes 5,777 shares credited to Mr. Blank's account under the Company's FutureBuilder Plan. Includes 430,000 shares held by two private charitable trusts of which Mr. Blank has sole voting and investment powers. Does not include 10,510 shares held by Mr. Blank's wife of which Mr. Blank may be deemed to have shared voting and investment powers. Does not include 297,378 shares which are held by others as co-trustees for the children of Mr. Blank. Mr. Blank disclaims beneficial ownership of such shares.
 (4) Does not include 1,009 shares held by Mr. Langone's wife of which Mr. Langone may be deemed to have shared voting and investment powers and 15,406 shares held by Invemed Associates, Inc., an investment company of which Mr. Langone is President and Chairman. Mr. Langone disclaims beneficial ownership of such shares.

 (5) Includes 100,118 shares held by a limited partnership whose general partner is a corporation of which Mr. Hart and his wife are the sole stockholders.
 (6) Includes 5,776 shares credited to Mr. Brill's account under the Company's FutureBuilder Plan. Includes 21,627 shares held by a private charitable trust of which Mr. Brill has shared voting and investment powers. Does not include 51,158 shares which are held either by his wife individually or by Mr. Brill and his wife as custodians for their children, and all of which shares Mr. Brill may be deemed to have shared voting and investment powers. Mr. Brill disclaims beneficial ownership of such shares. Includes 120,845 shares under stock options which are exercisable within 60 days from February 2, 1997.
 (7) Includes 5,402 shares credited to Mr. Mercer's account under the Company's FutureBuilder Plan. Includes 108,345 shares under stock options which are exercisable within 60 days from February 2, 1997.
 (8) Includes 133,192 shares held by a trust of which Colonel Borman and his wife have shared voting and investment powers. Includes 14,624 shares held by a private foundation of which Colonel Borman has shared voting and investment powers. Includes 47,400 shares held by a charitable trust of which Colonel Borman has shared voting and investment powers.
 (9) Includes 2,034 shares credited to Mr. McKenna's account under the Company's FutureBuilder Plan. Includes 38,345 shares under stock options which are exercisable within 60 days from February 2, 1997.
(10) Does not include 400 shares held by Mr. Keough's wife of which Mr. Keough may be deemed to have shared voting and investment powers. Mr. Keough disclaims beneficial ownership of such shares. Includes 6,667 shares under stock options which are exercisable within 60 days from February 2, 1997.
(11) Includes 10,000 shares under stock options which are exercisable within 60 days from February 2, 1997.
(12) Includes 1,250 shares under stock options which are exercisable within 60 days from February 2, 1997.
(13) Includes 56,119 shares credited to accounts under the Company's FutureBuilder Plan. Includes 647,273 shares under stock options which are exercisable within 60 days from February 2, 1997, and does not include certain shares held by their spouses individually and held by their spouses as custodian for their children.
(14) A Schedule 13G has been filed on behalf of FMR Corp. ("FMR"), 82 Devonshire Street, Boston, Massachusetts 02109, to report beneficial ownership as of December 31, 1996, through Fidelity Management & Research Company, of 29,144,628 shares, through Fidelity Management Trust Company, of 1,974,463 shares, and through Fidelity International Limited, of 30,600 shares. FMR reports sole power to vote or direct the vote of 1,462,416 shares, and sole power to dispose or to direct the disposition of all 31,149,691 shares.

                            I. ELECTION OF DIRECTORS
                      AND INFORMATION REGARDING DIRECTORS

     The Company's Certificate of Incorporation, as amended, provides that, "The directors shall be divided into three classes, designated Class I, Class II and Class III . . ." The terms of the present Class III directors shall expire at the Annual Meeting of Stockholders in 1997.

     The Board of Directors has nominated three incumbent Class III directors, Frank Borman, Ronald M. Brill, and Berry R. Cox and one new nominee, Ronald A. Matricaria, for terms expiring at the Annual Meeting of Stockholders in 2000.

     The following information is provided concerning directors of Home Depot and nominees for election as directors. Positions held by executive officers are for the Company and/or its subsidiaries.

     FRANK BORMAN, age 69, has been a director of the Company since 1983. Colonel Borman (U.S. Air Force, ret.) retired as the Chairman of the Board and Chief Executive Officer of Eastern Air Lines, Inc. in 1986. Since 1986, Colonel Borman has served on the Board of Directors of Continental Holdings, Inc., and since 1988, as Chairman of the Board, President and Chief Executive Officer of Patlex Corporation. Since the merger in 1996 between Patlex Corporation and DBT Online, Inc., Colonel Borman has been President and Chief Executive Officer of Patlex Corporation and Chairman of the Board of DBT Online, Inc. Colonel Borman also serves as a director of Outboard Marine Corporation, Thermo Instrument Systems, American Superconductor Corporation and is also a member of the Board of Trustees of the National Geographic Society.

     RONALD M. BRILL, age 53, has been Executive Vice President and Chief Administrative Officer ("CAO") of the Company since August 1995. Mr. Brill joined Home Depot as its Controller in 1978, was elected Treasurer in 1980, Vice President-Finance in 1981, Senior Vice President and Chief Financial Officer ("CFO") in 1984, Executive Vice President and CFO in 1993, and elected as a director in 1987. Mr. Brill serves on the Board of Trustees of the Atlanta Jewish Federation, the Atlanta Jewish Community Center and Woodruff Arts Center, the Board of Directors of the Atlanta High Museum of Art and Pilchuck Glass School and the Governing Board of Woodward Academy.

     BERRY R. COX, age 43, has been a director of the Company since 1978. For the past 20 years, Mr. Cox has been a private investor. Mr. Cox is Chairman of the Board of Berry R. Cox, Inc., a private investment management company which oversees interests in oil and gas, real estate and equities.

     RONALD A. MATRICARIA, age 54, has been President and Chief Executive Officer of St. Jude Medical, Inc. since April 1993, and its Chairman of the Board since January 30, 1995. Prior to joining St. Jude, Mr. Matricaria was with Eli Lilly and Company, Inc., for 23 years, last serving as Executive Vice President of its Pharmaceutical Division and President of its North American operations. He had served as President of Eli Lilly International Corporation from July 1, 1991 to the end of 1992. Mr. Matricaria serves on the Board of Directors of Centocor, Inc. and the Health Industry Manufacturers Association.

     If any nominee becomes unwilling or unable to serve, which is not expected, the proxies are intended to be voted for a substitute person to be designated by the Board of Directors.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE "FOR" THE PROPOSAL TO ELECT FRANK BORMAN, RONALD M. BRILL, BERRY R. COX AND RONALD A. MATRICARIA AS CLASS III DIRECTORS OF THE COMPANY TO HOLD OFFICE UNTIL THE 2000 ANNUAL MEETING OF STOCKHOLDERS AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED.

     The following Class I directors were elected at the Annual Meeting of Stockholders in 1996 and their present terms expire with the Annual Meeting of Stockholders in 1999:

     BERNARD MARCUS, age 67, is one of the co-founders of Home Depot and has been its Chairman of the Board of Directors and Chief Executive Officer ("CEO") since its inception in 1978. He serves on the Board of Directors of Wachovia Bank of Georgia, N.A., National Service Industries, Inc. and the New York Stock Exchange, Inc. Mr. Marcus also serves on the Board of the National Foundation for the Centers for Disease Control and Prevention and is Chairman of the Board of The Marcus Center, Inc., which provides support services for persons with developmental disabilities and their families. In addition, he is a member of the Advisory Board and Board of Directors of the Shepherd Center in Atlanta, Georgia and Vice President and member of the Board of The City of Hope, a charitable organization in Duarte, California.

     DONALD R. KEOUGH, age 70, was President, Chief Operating Officer and a director of The Coca-Cola Company until his retirement in 1993. Mr. Keough has been a director of Home Depot since 1993. Mr. Keough is also Chairman of the Board of Excalibur Technologies Corporation and Allen & Company Incorporated, a privately-held investment banking firm, and serves on the boards of H. J. Heinz Company, The Washington Post Company and McDonald's Corporation. Mr. Keough is a past Chairman of the Board of Trustees of the University of Notre Dame and is a trustee of several other educational institutions. Mr. Keough also serves on the boards of a number of national charitable and civic organizations.

     KENNETH G. LANGONE, age 61, is one of the co-founders of Home Depot and has been a director of the Company since 1978. Mr. Langone is Chairman of the Board, Chief Executive Officer, President and Managing Director of Invemed Associates, Inc., a New York Stock Exchange member firm engaged in investment banking and brokerage. Mr. Langone serves on the Board of Directors of Unifi, Inc., DBT Online, Inc., St. Jude Medical, Inc. and United States Satellite Broadcasting Company, Inc. Mr. Langone also serves on the boards of a number of charitable and educational organizations.

     JOHN L. CLENDENIN, age 62, was President and Chief Executive Officer of BellSouth Corporation for at least five years until his retirement in 1996, and remains its Chairman of the Board. Mr. Clendenin has been a director of Home Depot since 1996. Mr. Clendenin serves on the Board of Directors of Coca-Cola Enterprises, Inc., Equifax, Inc., Providian Corporation, Springs Industries, Inc., The Kroger Company, RJR Nabisco Holdings

Corp., Wachovia Corporation and the New York Stock Exchange, Inc. Mr. Clendenin is Chairman of the Committee for Economic Development and the National Junior Achievement Board and a member of the Board of Governors of the American Red Cross.

     The following Class II directors were elected at the Annual Meeting of Stockholders in 1995 and their present terms expire with the Annual Meeting of Stockholders in 1998:

     ARTHUR M. BLANK, age 54, has been President, Chief Operating Officer ("COO") and a director of Home Depot since its inception in 1978, and is, together with Mr. Bernard Marcus and Mr. Kenneth G. Langone, a co-founder of the Company. Mr. Blank serves as a member of the Board of Trustees of North Carolina Outward Bound School, a non-profit corporation; serves on the Board of Trustees of Emory University; serves on the Board of Councilors of the Carter Center of Emory University and the Board of Directors of Cox Enterprises, Inc. and Post Properties, Inc.

     MILLEDGE A. HART, III, age 63, has been a director of the Company since 1978. Mr. Hart is Chairman of the Board of Hart Group, Inc., a private management services company. Mr. Hart is also Chairman of the Board of Rmax, Inc., an insulation manufacturing company, and Axon, Inc., a residential/commercial service company.

     M. FAYE WILSON, age 59, has been a director of the Company since 1992. Ms. Wilson was Managing Director of Mergers and Acquisitions for Security Pacific Hoare Govett in London from 1987 until she returned to California in 1991 as Executive Vice President for Security Pacific Financial Services Systems, Inc. Since the merger in 1992 between BankAmerica Corporation and Security Pacific Corporation, Ms. Wilson has been Executive Vice President of Bank of America NT&SA. Since November 1993, Ms. Wilson has also served as Chairman of the Board and President of Security Pacific Financial Services, Inc.

     JOHNNETTA B. COLE, age 60, has been a director of the Company since 1995. Since 1987, Dr. Cole has served as President of Spelman College in Atlanta, Georgia, a post-secondary educational institution. Dr. Cole also serves as a member of the Board of Directors of Coca-Cola Enterprises, Inc., Management Training Corporation, NationsBank of Georgia and Merck & Co., Inc. Dr. Cole also serves on the boards of a number of charitable, civic and educational organizations.

     Each director who is not an employee of the Company is paid for service on the Board of Directors a retainer at the rate of $30,000 per annum and an additional $1,000 for each meeting of the Board of Directors attended other than telephonic meetings. Home Depot also reimburses each director for reasonable expenses in attending meetings of the Board of Directors. Directors who are also employees of the Company are not separately compensated for their services as directors.

     Home Depot's Board of Directors has the following committees:

          (a) The Executive Committee is comprised of Messrs. Marcus, Blank and Langone. This Committee exercises the authority of the Board of Directors in accordance with the By-laws of the Company between meetings of the Board. The Executive Committee held meetings from time to time during fiscal 1996.

          (b) The Audit Committee is comprised of Messrs. Borman, Cox, Hart, Keough and Ms. Wilson. This Committee was established to oversee the auditing procedures of the Company, to receive and accept the reports of the Company's independent certified public accountants, to oversee the Company's internal systems of accounting and management controls, and to make recommendations to the full Board of Directors as to the selection and appointment of auditors for the Company. The Audit Committee held four meetings during fiscal 1996.

          (c) The Stock Option Committee is comprised of Messrs. Marcus, Blank and Langone. This Committee considers and makes grants of stock options pursuant to the Company's 1991 Omnibus Stock Option Plan and Employee Stock Purchase Plan and administers such plans. During fiscal 1996, the Stock Option Committee held five meetings.

          (d) The Compensation Committee is comprised of Messrs. Borman, Clendenin, Cox and Keough. This Committee reviews and recommends to the Board of Directors the appropriate compensation of directors and executive officers of the Company. The Compensation Committee held four meetings during fiscal 1996.

          (e) The Directors' Nominating Committee is comprised of Messrs. Marcus, Hart, Langone and Dr. Cole. This Committee is charged with making recommendations to the full Board for the selection of director nominees. There is no formal procedure for the submission of Stockholder recommendations. The Nominating Committee held one meeting during fiscal 1996.

     During fiscal 1996, the Board of Directors of the Company held six meetings. All directors attended at least 75 percent of the meetings of the Board and of the Committees of the Board of which they were members during that period.

                     COMPENSATION COMMITTEE INTERLOCKS AND
                INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     The following persons served as members of the Compensation Committee of the Board of Directors during the fiscal year ended February 2, 1997: Frank Borman, John L. Clendenin, Berry R. Cox and Donald R. Keough. None of the members of the Compensation Committee were employed by the Company.

                              INSIDER TRANSACTIONS

     Mr. Kenneth G. Langone, a director of the Company, is Chairman of the Board and President of Invemed Associates, Inc. ("Invemed"), which provides investment banking consulting services to the Company under a written contract which is cancelable by either party upon 60 days written notice. The contract provides for the Company to pay Invemed an annual consulting fee of $100,000. The Company contemplates utilizing the services of and paying a similar amount to Invemed in fiscal 1997. In addition, on October 2, 1996, Invemed acted as co-managing underwriter of a public offering of $1,104,000,000 principal amount of the Company's 3 1/4% Convertible Subordinated Notes, and received underwriting fees of $5,520,000 from such public offering.

     Ms. M. Faye Wilson, a director of the Company, is an Executive Officer of Bank of America NT&SA ("Bank of America"). Bank of America provides a variety of banking services to the Company, including deposit and cash management services, letters of credit and capital market products. In addition, BankAmerica, the parent company of Bank of America, provided a total of $118.5 million of loan commitments to Home Depot as a participating bank under various credit agreements.

     Mr. Milledge A. Hart, III, a director of the Company, is Chairman of the Board and a substantial stockholder of Axon, Inc., a company which provides installed sales services, and Rmax, Inc., a company which sells isocyanurate foam insulation. Axon, Inc. and Rmax, Inc. were vendors to the Company in fiscal 1996 for which Axon, Inc. and Rmax, Inc. received payments in the amount of $328,000 and $1,131,000, respectively. The Company contemplates making purchases from Axon, Inc. and Rmax, Inc. in fiscal 1997.

     In the opinion of management, all monies paid to Invemed, Bank of America, Axon, Inc. and Rmax, Inc. are fair and reasonable and as favorable to the Company as those which could have been obtained from unrelated third parties.

     During fiscal 1996, the Company provided an interest free bridge loan in the amount of $200,000 to Mr. Lynn Martineau, President-Western Division, to assist him in relocation. The loan is to be repaid on or before July 14, 1997.

                   II. APPROVAL OF THE HOME DEPOT, INC. 1997
                          OMNIBUS STOCK INCENTIVE PLAN

     The Board of Directors adopted The Home Depot, Inc. 1997 Omnibus Stock Incentive Plan (the "Omnibus Plan") on February 27, 1997, subject to approval by the Stockholders of the Company. The Omnibus Plan is intended to allow the Company to attract and retain employees and directors of the Company and its subsidiaries and to provide such persons with incentives and rewards for superior performance.

     The Omnibus Plan is an amendment and restatement of the Company's 1991 Omnibus Stock Option Plan (the "1991 Plan"). The Omnibus Plan allows the committee appointed by the Board to administer the Plan (the "Committee") broad flexibility in designing stock-based incentives. The Committee may select from among six categories of incentive awards: stock options, stock appreciation rights, restricted shares, deferred shares, performance shares and performance units.

     The number of shares of the Company's Common Stock ("Shares") that may be
(i) issued or transferred upon the exercise of stock options or stock appreciation rights, (ii) awarded as restricted shares and released from substantial risk of forfeiture, or (iii) issued or transferred in payment of deferred shares, performance shares or performance units, shall not in the aggregate exceed (y) the number of Shares remaining available under the 1991 Plan (32,406,608 Shares, as of April 10, 1997), plus (z) one-half percent
( 1/2%) of the total number of issued Shares (including Treasury Shares) as of the first day of each fiscal year of the Company that the Omnibus Plan is in effect. The number of Shares available for issuance in any one fiscal year shall be increased by any Shares available in prior fiscal years but not issued in such fiscal years. In no event will the number of Shares issued upon the exercise of incentive stock options exceed 50,000,000 Shares or the number of restricted shares released from a substantial risk of forfeiture exceed 5,000,000 Shares. The number of performance units granted under the Omnibus Plan may not in the aggregate exceed 5,000,000. No participant may receive awards during any one calendar year representing more than 1,000,000 Shares or more than 5,000,000 performance units. These limits are subject to adjustments as provided in the Omnibus Plan for stock splits, stock dividends, recapitalizations and other similar transactions or events. Shares issued under the Omnibus Plan may be Shares of original issuance, Shares held in Treasury or Shares that have been reacquired by the Company.

     Employees of the Company and its subsidiaries and members of the Board who are not employees ("Nonemployee Directors") may be selected by the Committee to receive benefits under the Omnibus Plan. Subject to the terms of the Omnibus Plan, the Committee has the discretion to determine the terms of each award granted under the Omnibus Plan and to interpret the Omnibus Plan and all related documents and agreements.

     The Committee may grant stock options that entitle the optionee to purchase Shares at a price equal to or greater than fair market value on the date of grant. Stock options granted under the Omnibus Plan may be options that are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or "nonqualified stock options" that are not intended to so qualify, provided that Nonemployee Directors may not be awarded incentive stock options.

     The option may specify that the option price is payable (i) in cash, (ii) by the transfer to the Company of unrestricted Shares, (iii) with any other legal consideration the Committee may deem appropriate or (iv) by any combination of the foregoing methods of payment. Any grant of a stock option may provide for deferred payment of the option price from the proceeds of sale through a broker of some or all of the Shares to which the option relates. To the extent determined by the Committee, payment of the option price of any nonqualified stock option may also be made in whole or in part in the form of restricted shares or other Shares that are subject to risk of forfeiture or restriction on transfer. In such event, unless otherwise determined by the Committee, the Shares received by the optionee upon the exercise of the nonqualified stock option will be subject to the same risks of forfeiture or restrictions on transfer as applied to the consideration surrendered by the optionee, provided that such risks of forfeiture and restriction on transfer shall apply only to the same number of Shares received by the optionee as applied to the forfeitable or restricted Shares surrendered by the optionee.

     No stock option may be exercised more than ten years from the date of grant. Each grant may specify a period of continuous employment with the Company or any subsidiary (or in the case of a Nonemployee Director, service on the Board) that is necessary before the stock option or any portion thereof will become exercisable and may provide for the earlier exercise of the option in the event of a change in control of the Company or similar event.

     The Committee may grant "tandem" stock appreciation rights in connection with an option granted under the Omnibus Plan or "freestanding" stock appreciation rights unrelated to any option. Tandem stock appreciation rights entitle the holder to receive an amount equal to a percentage (not exceeding 100 percent) of the "spread" between the option price under the related option and the fair market value of the Shares subject to the option. Freestanding stock appreciation rights entitle the holder to receive a payment equal to the increase in the value of the Shares over a specified "base price" determined by the Committee at the time of grant. Any grant of stock appreciation rights may be paid in cash, Shares or any combination thereof, or grant to the participant or reserve to the Committee the right to elect among those alternatives.

     An award of restricted shares involves the immediate transfer by the Company to a participant of ownership of a specific number of Shares in consideration of the performance of services. The participant is entitled immediately to voting, dividend and other ownership rights in such Shares, although the Committee may provide for the sequestration of dividends during the restriction period. The transfer may be made without additional consideration from the participant. The Committee may specify performance objectives (as discussed below) which, if achieved, will result in termination or early termination of the restrictions applicable to such Shares. The Committee may also specify in respect of the specified performance objectives, a minimum acceptable level of achievement of the performance objectives and a formula for determining the number of restricted shares on which restrictions will terminate if performance is at or above the minimum level, but below full achievement of the specified performance objectives. Restricted shares must be subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code. To enforce these forfeiture provisions, the transferability of restricted shares will be prohibited or restricted in a manner and to the extent prescribed by the Committee for the period during which the forfeiture provisions are to continue. The Committee may provide for a shorter period during which the forfeiture provisions are to apply in the event of a change in control of the Company or similar event.

     An award of deferred shares granted under the Omnibus Plan represents the right to receive a specific number of Shares at the end of a specified deferral period. Any grant of deferred shares may be further conditioned upon the attainment of performance objectives (as described below). The grant may provide for the early termination of the deferral period in the event of a change in control of the Company or similar event. During the deferral period, the participant is not entitled to vote or receive dividends on the Shares subject to the award, but the Committee may provide for the payment of dividend equivalents on a current or deferred basis. The grant of deferred shares may be made without any consideration from the participant other than the performance of future services.

     A performance share is the equivalent of one Share, and a performance unit is the equivalent of one dollar ($1.00). Each grant will specify one or more performance objectives to meet within a specified period (the "performance period"). The specified performance period may be subject to earlier termination in the event of a change in control of the Company or a similar event. If by the end of the performance period the participant has achieved the specified performance objectives, the participant will be deemed to have fully earned the performance shares or performance units. If the participant has not achieved the performance objectives but has attained or exceeded the predetermined minimum level of acceptable achievement, the participant may be deemed to have partly earned the performance shares or performance units in accordance with a predetermined formula. To the extent earned, the performance shares or performance units will be paid to the participant at the time and in the manner determined by the Committee in cash, Shares or any combination thereof.

     The Omnibus Plan provides for the Committee to establish "performance objectives" for purposes of performance shares or performance units. When so determined by the Committee, awards of deferred shares and restricted stock may also specify performance objectives. Performance objectives may be described in terms of either Company-wide objectives or objectives that are related to the performance of the individual participant or subsidiary, division, department or function within the Company or a subsidiary. Any performance objectives intended by the Committee to qualify as "performance-based compensation" under Section 162(m) of the Code shall be limited to specified levels of or growth in (i) return on equity, (ii) earnings per share, (iii) total earnings, (iv) earnings growth, (v) return on capital, (vi) return on assets, (vii) economic value added, (viii) earnings before interest and taxes, (ix) sales growth, (x) gross margin return on investment, and/or (xi) increases in the fair market value of the Shares. Except in the case of such an award intended to qualify under
Section 162(m) of the Code, if the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the performance objectives unsuitable, the Committee may modify such performance objectives, in whole or in part, as the Committee deems appropriate and equitable.

     Except as provided below, no award under the Omnibus Plan may be transferred by a participant other than by will or the laws of descent and distribution, and stock options and stock appreciation rights may be exercised during the participant's lifetime only by the participant or, in the event of the participant's legal incapacity, the guardian or legal representative acting on behalf of the participant. The Committee may expressly provide in a nonqualified stock option agreement (or amendment thereto) that the participant may transfer the option to a spouse or lineal descendant, a trust for the exclusive benefit of such family members, a partnership or other entity in which all the beneficial owners are such family members, or any other entity affiliated with the participant that the Committee may approve.

     The Omnibus Plan may be amended from time to time by the Board of Directors, but without further approval by the Stockholders of the Company no such amendment may increase the aggregate number of Shares that may be issued or transferred, increase the aggregate number of performance units that may be granted, or increase the number of Shares or performance units that may be granted to any participant in any one-year period.

     The following is a brief summary of certain of the federal income tax consequences of certain transactions under the Omnibus Plan. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

     In general, an optionee will not recognize income at the time a nonqualified stock option is granted. At the time of exercise, the optionee will recognize ordinary income in an amount equal to the difference between the option price paid for the Shares and the fair market value of the Shares on the date of exercise. At the time of sale of Shares acquired pursuant to the exercise of a nonqualified stock option, any appreciation (or depreciation) in the value of the Shares after the date of exercise generally will be treated as capital gain (or loss).

     An optionee generally will not recognize income upon the grant or exercise of an incentive stock option. If Shares issued to an optionee upon the exercise of an incentive stock option are not disposed of in a disqualifying disposition within two years after the date of grant or within one year after the transfer of the Shares to the optionee, then upon the sale of the Shares any amount realized in excess of the option price generally will be taxed to the optionee as long-term capital gain and any loss sustained will be a long-term capital loss. If Shares acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to any excess of the fair market value of the Shares at the time of exercise (or, if less, the amount realized on the disposition of the Shares) over the option price paid for the Shares. Any further gain (or loss) realized by the optionee generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

     Subject to certain exceptions for death or disability, if an optionee exercises an incentive stock option more than three months after termination of employment, the exercise of the option will be taxed as the exercise of a nonqualified stock option. In addition, if an optionee is subject to federal "alternative minimum tax," the exercise of an incentive stock option will be treated essentially the same as a nonqualified stock option for purposes of the alternative minimum tax.

     A recipient of restricted shares generally will be subject to tax at ordinary income rates on the fair market value of the restricted shares (reduced by any amount paid by the recipient) at such time as the Shares are no longer subject to a risk of forfeiture or restrictions on transfer for purposes of
Section 83 of the Code. However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the restricted shares will recognize ordinary income on the date of transfer of the Shares equal to the excess of the fair market value of the restricted shares (determined without regard to the risk of forfeiture or restrictions on transfer) over any purchase price paid for the Shares. If a Section 83(b) election has not been made, any dividends received with respect to restricted shares that are subject at that time to a risk of forfeiture or restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient.

     A recipient of deferred shares generally will not recognize income until Shares are transferred to the recipient at the end of the deferral period and are no longer subject to a substantial risk of forfeiture or restrictions on transfer for purposes of Section 83 of the Code. At that time, the participant will recognize ordinary income equal to the fair market value of the Shares, reduced by any amount paid by the recipient.

     A participant generally will not recognize income upon the grant of performance shares or performance units. Upon payment in respect of performance shares or performance units, the participant generally will recognize as ordinary income an amount equal to the amount of cash received and the fair market value of any unrestricted Shares received.

     To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or subsidiary for which the participant performs services will be entitled to a corresponding deduction, provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an "excess parachute payment" within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.

     Because the selection of participants is discretionary, it is not possible to determine the number of persons who will receive awards under the Omnibus Plan during its term.

     The Board of Directors believes that this Omnibus Plan is a valuable benefit offered to its employees. The Board of Directors has approved the Omnibus Plan and has recommended that it be submitted to the Stockholders at the Annual Meeting for their approval. The Board of Directors believes that the approval of the Omnibus Plan is in the Company's and Stockholders' best interests. The full text of the Omnibus Plan is set forth as Appendix A to this Proxy Statement.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE HOME DEPOT, INC. 1997 OMNIBUS STOCK INCENTIVE PLAN. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A DIFFERENT CHOICE.

  III. APPROVAL OF THE HOME DEPOT, INC. NONEMPLOYEE DIRECTORS' DEFERRED STOCK
                               COMPENSATION PLAN

     On February 27, 1997, the Company's Board of Directors approved and adopted, subject to Stockholders' approval, The Home Depot, Inc. Nonemployee Directors' Deferred Stock Compensation Plan (the "Directors' Plan"). The Directors' Plan allows Nonemployee Directors to defer receipt of cash compensation and to receive such deferred compensation in the form of shares of Common Stock of the Company.

     To participate in the Directors' Plan, a Nonemployee Director must file a written deferral election form with the Company's Corporate Secretary or a designee. The deferral election may apply to all or any part of the Director's annual retainer. In addition, Nonemployee Directors may elect to defer all (but not a lesser percentage) of each payment of meeting fees.

     Before the 1997 Annual Meeting, all current Nonemployee Directors, and any Nonemployee Director first elected on that date, may make an election to defer fees payable on and after the 1997 Annual Meeting date. Nonemployee Directors who are appointed or elected in the future may elect to defer fees by making an election before the date the first fees are payable to them. If a Nonemployee Director does not elect to participate in the Directors' Plan when first eligible, he or she may elect to begin participating by filing an election before the first day of any subsequent calendar year. The election will apply to all fees paid on or after the first day of that calendar year.

     Once a Nonemployee Director has made a deferral election, that deferral election will remain in effect for all future fees paid while he or she is a Nonemployee Director, unless the Director revokes or modifies the election by submitting a new form before the first day of any subsequent calendar year. The change will be effective for fees paid on or after the first day of that calendar year.

     A "stock unit account" will be established for each Nonemployee Director who elects to participate in the Directors' Plan. When a Nonemployee Director elects to defer fees under the Directors' Plan, his or her stock unit account will be credited with the number of whole and fractional shares obtained by dividing (i) the amount of fees deferred, by (ii) the fair market value of a share of Common Stock on the date the fees otherwise would have been paid in cash. When dividends are paid on the Common Stock, the stock unit accounts will be credited with additional stock units just as if dividends on actual shares of Common Stock were reinvested. Stock unit accounts will also be adjusted to reflect any stock split, reorganization or similar occurrence. Each stock unit in a participant's account will entitle him or her to receive one share of Common Stock. Fractional stock units will be paid in cash.

     When a participant makes a deferral election, he or she must elect to receive payments either in a lump sum or in up to five equal annual installments. This election may be changed, but a revised election form must be submitted at least five months before the participant leaves the service of the Board.

     Distributions will be made or begin on, or as soon as administratively feasible after, the first day of the second month following the month in which the Nonemployee Director leaves the service of the Board, unless a Nonemployee Director elects to defer payment until January 1 of the following year. An election to defer payment until the following year must be made at least five months before the Nonemployee Director leaves the service of the Board.

     Participants may designate a beneficiary or beneficiaries under the Directors' Plan. If a participant dies before all amounts have been paid to him or her, the remaining balance will be paid to his or her beneficiary or beneficiaries in a single lump sum.

     The Directors' Plan is an unfunded arrangement, which means that participants will at all times be general, unsecured creditors of the Company. The stock unit accounts established under the Directors' Plan are merely bookkeeping accounts and do not give participants secured interests in any assets.

     The Directors' Plan is administered by the Board or a committee appointed by the Board. This committee has full authority to make all determinations under the Directors' Plan, subject to the express provisions of the Directors' Plan. The Board may amend or terminate the Directors' Plan at any time, but no such action taken without a participant's consent may materially impair the participant's existing account balance under the Directors' Plan.

     All current Directors who are not employees of the Company or a subsidiary are eligible to participate in the Directors' Plan. It is not possible to determine the benefits or amounts that will be received by any such Director who participates in the Directors' Plan.

     The Board of Directors believes that this Directors' Plan will advance the interests of the Company and its Stockholders by providing a means to attract and retain qualified persons to serve as Nonemployee Directors and to promote ownership by Nonemployee Directors of a greater proprietary interest in the Company, thereby aligning such Directors' interests more closely with the interests of Stockholders of the Company. The Board of Directors has approved the Directors' Plan and has recommended that it be submitted to the Stockholders at the Annual Meeting for their approval. The Board of Directors believes that the approval of the Directors' Plan is in the Company's and Stockholders' best interests. The full text of the Plan is set forth as Appendix B to this Proxy Statement.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ADOPTION OF THIS PROPOSAL TO ESTABLISH THE HOME DEPOT, INC. NONEMPLOYEE DIRECTORS' DEFERRED STOCK COMPENSATION PLAN. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A DIFFERENT CHOICE.

                           IV. STOCKHOLDER PROPOSALS

                           STOCKHOLDER PROPOSAL NO. 1

     The National Electrical Benefit Fund of Washington, D.C., owner of 188,950 shares of Common Stock has given notice that it intends to present for action at the annual meeting the following resolution:

          "BE IT RESOLVED: That the shareholders of Home Depot, Inc. ("Company") hereby request that the Company's Board of Directors take the steps necessary to amend the Company's bylaws, effective after the 1997 Annual Meeting, to provide that the Board of Directors shall consist of a majority of independent directors. For these purposes, the definition of independent director shall mean a director who:

     - has not been employed by the Company or an affiliate in an executive capacity within the last five years;

     - was not, and is not a member of a corporation or firm that is one of the Company's paid advisers or consultants;

     - is not employed by a significant customer, supplier or provider of professional services;

     - has no personal services contract with the Company;

     - is not employed by a foundation or university that receives significant grants or endowments from the Company;

     - is not a relative of the management of the Company;

     - is not a shareholder who has signed shareholder agreements legally binding him to vote with management; and

     - is not the chairman of a company on which Home Depot's Chairman or Chief Executive Officer is also a board member."

     The following statement was submitted in support of such resolution:

          "The purpose of this proposal is to incorporate within the Board of Directors a basic standard of independence that we believe will permit clear and objective decision-making in the best long-term interests of shareholders. A Board of Directors must formulate corporate policies and monitor the activities of management in implementing those policies. Given those functions, we believe that it is in the best interest of all stockholders if at least a majority of our representatives be independent.

          The benefits of such independence we think, are well accepted. The New York Stock Exchange, for instance, requires each of its listed companies to have at least two members of the Board of Directors and all members of the audit committee who meet New York Stock Exchange standards of independence. We also note studies which reflect that a majority of directors of publicly-held companies are not employees of the companies on whose boards they serve. This trend is supported by The Business Roundtable in its publication Corporate Governance and American Competitiveness, prepared by a committee of the Roundtable, which states, in part, that:

             Board of Directors of large publicly-held public corporations should be composed predominately of independent directors who do not hold management responsibilities within the corporation. . . In order to underscore their independence, non-management directors should not be dependent financially on whose boards they serve.

                     WE URGE YOU TO VOTE FOR THIS PROPOSAL"

     THE BOARD OF DIRECTORS FAVORS A VOTE "AGAINST" THE ADOPTION OF THIS PROPOSAL FOR THE FOLLOWING REASONS:

     It is the Company's view that, since its inception, The Home Depot's Board of Directors has functioned extraordinarily well. Company policy has been served well in the past and continues to be served by combining the talents and diverse backgrounds of independent directors with that of our most senior officers serving on the Board.

     No longer in its infancy, The Home Depot has taken a prominent place in the United States. For the fourth consecutive year, the Company was named by Fortune Magazine as America's most admired retailer. The Company would not be one of America's most successful and admired companies if it were not for the combination of talents, knowledge and perspective held by the persons serving on the Board of Directors. It is without question that the senior officers serving on the Board bring direct knowledge of Company operations and strategies in this very competitive home improvement industry. Without the presence of senior officers serving on the Board, the Directors would be without direct access to on-the-spot information about the Company's operations and strategies. In addition, certain outside directors have business relationships with the Company. The Company discloses these relationships. The Company cannot determine how these relationships would be defined under the proponent's criteria. The Company believes the Board's ability to fulfill its fiduciary obligations to represent and safeguard the best interests of the Stockholders as a whole would be impaired if the composition of the Board consisted primarily of independent directors as defined by this Proposal.

     The current Board is comprised of eleven members, six of whom may not meet the proponent's definition of independent director. The Board, therefore, might not currently meet the burden of this rule. The Company should have flexibility in the composition of its Board and not be mandated by a rigid arbitrary rule that has no bearing to the qualifications of the individual member.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THE ADOPTION OF THIS STOCKHOLDER PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A DIFFERENT CHOICE.

                           STOCKHOLDER PROPOSAL NO. 2

     The Teamsters Affiliates Pension Plan of the International Brotherhood of Teamsters of Washington, D.C., owner of 38,566 shares of Common Stock has given notice that it intends to present for action at the Annual Meeting of Stockholders the following resolution:

          "RESOLVED, that the shareholders urge the Board of Directors of The Home Depot, Inc. to amend the bylaws to require that an independent director who was not formerly the chief executive of the company serve as chair of the board.

          SUPPORTING STATEMENT: With the announcement on December 11, 1996 that True Value Hardware Stores will merge with ServiStar Coast to Coast Corp., creating the largest independent chain of hardware dealers nationwide, management must be poised to react effectively and efficiently to possible market encroachment. Any management response to this assault upon our company's market share must be diligently implemented, free from director or executive bias.

          In a recent Wall Street Journal article, a True Value official is noted as saying that the announcement of the merger brought about a decline in Home Depot's stock price. Even more interesting is the fact that the price of the stock currently around $51.25, is just now returning to 1993 levels and is no longer the growth stock it was in the past.

          According to a March [sic] Fortune magazine article "Wall Street predicts the [HOME DEPOT] profits will increase at least 20% during the next few years, but then expects a slowdown," citing that, "Home Depot isn't such a nimble category killer anymore. . . 'The competition got better. They have their copy machines on clearer focus, running at higher speeds,"' stated President and COO Arthur M. Blank. The article also notes that Home Depot could be running out of room to grow -- that market saturation may become a problem.

          The simple way to provide checks and balances for our company is to name an independent board chairman. Maintaining one chair and CEO allows old, inefficient ideas to remain unchallenged, inhibiting stock price and growth of the company. The board's ability to critically scrutinize management plans is diluted when the board chair is also the chief architect of any management plan. By requiring that the chair be an independent director, the board would be able to bring to bear more critical review of basic management plans. Such a chair should come from outside the corporation.

          With increased competition from smaller, independent hardware stores, and possible problematic plans for expansion -- 400 more Home Depot stores over the next four years -- management needs a new outlook for the future, one which can be optimally realized with an independent chair."

     THE BOARD OF DIRECTORS FAVORS A VOTE "AGAINST" THE ADOPTION OF THIS PROPOSAL FOR THE FOLLOWING REASONS:

     Combining the positions of Chairman of the Board and CEO facilitates the ability of the Board to operate effectively and efficiently. A principal role of the Chairman is to propose the general agenda for Board meetings from among the many operational, administrative and strategic issues facing the Company on a day-to-day basis. The agenda provides a framework for discussion without limiting consideration of other matters by the Board. The Company and its Stockholders benefit by permitting the Board to interact directly and consistently with the CEO, who is the person among them most knowledgeable about the Company and about management's vision for the Company's future.

     The Board believes its independence is not compromised by having a single person serve as Chairman and CEO. The functions of the Board are carried out at the full Board and Board committee levels. Each of the Directors is a full and equal participant in the major strategic and policy decisions of the Company. The insight, advice, and counsel that each Nonemployee Director makes available to the Company is not likely to differ in any respect should one of those Directors be the Chairman.

     The responsibilities of the Compensation Committee of the Board, which is composed of all Nonemployee Directors, makes a non-executive chairperson unnecessary. The Compensation Committee reviews and evaluates the performance of all executive officers, including the Chairman and CEO. The Compensation Committee makes recommendations as to the compensation for all elected officers. The Chairman and CEO is not a member of this committee. This assures objectivity of the Board when it reviews performance and compensation matters. The

Audit Committee assists the Board in fulfilling its responsibilities for the Company's accounting and financial reporting practices and provides a channel of communication between the Board and the Company's independent auditors. The Chairman and CEO is not a member of this committee. A more detailed discussion about these committees can be found earlier in this Proxy Statement.

     The Board believes that no meaningful additional measure of independence would be provided by a non-executive Chairman. In fact, in the Board's view, the separation of offices would undermine the effectiveness of the CEO and could conceivably create confusion, both within and outside the Company, regarding the corporate direction. The separateness of management authority that the proponent seeks is already accomplished by the fact the CEO is a different person than the President. The Board believes that the interests of the Company and its Stockholders are best served at this time by the experience, consistent direction and ability for decisive action afforded by a single full-time person serving as CEO, subject to oversight by the Company's Directors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THE ADOPTION OF THIS STOCKHOLDER PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A DIFFERENT CHOICE.

                   EXECUTIVE OFFICERS AND THEIR COMPENSATION

     The following table sets forth all cash compensation paid by the Company and its subsidiaries (for the purposes of this section collectively referred to as the "Company") to the CEO and the four most highly compensated executive officers for services rendered in all capacities during the Company's last three fiscal years:

                                                                               LONG TERM
                                                                              COMPENSATION
                                            ANNUAL COMPENSATION                  AWARDS
                                -------------------------------------------   ------------
                                                                  OTHER        SECURITIES
                                                                  ANNUAL       UNDERLYING       ALL OTHER
                                FISCAL   SALARY      BONUS     COMPENSATION    OPTIONS(1)    COMPENSATION(2)
NAME AND PRINCIPAL POSITION      YEAR      ($)        ($)          ($)            (#)              ($)
---------------------------     ------   -------   ---------   ------------   ------------   ---------------
Bernard Marcus................   1996    600,000   2,000,000      2,864              --          169,580
  Chairman of the Board, CEO     1995    600,000   2,000,000      1,597              --          165,829
  and Secretary                  1994    600,000   2,000,000      4,895              --          165,829

Arthur M. Blank...............   1996    600,000   2,000,000      2,656              --           42,576
  President and COO              1995    600,000   2,000,000      1,539              --           38,825
                                 1994    600,000   2,000,000      2,915              --           38,825

Ronald M. Brill...............   1996    494,807     232,150      5,625          52,300           26,865
  Executive Vice President,      1995    457,885     153,200      5,631          15,250           28,191
     CAO                         1994    435,385     170,000      5,718          27,500           32,818
  and Assistant Secretary

W. Andrew McKenna.............   1996    414,808     189,798      2,580          12,300           22,604
  President-Midwest Division     1995    383,654      84,300      1,814          12,250           24,519
                                 1994    355,385     180,000      4,567          32,500           30,400

Larry M. Mercer...............   1996    361,346     171,791      2,028          52,300           21,050
  Executive Vice President       1995    313,654     100,000      1,286          12,250           22,001
                                 1994    286,154     135,000      7,807           2,500           22,756

---------------

(1) Messrs. Marcus and Blank do not participate in any of the Company's stock option plans.
(2) The Company has had in effect various plans and arrangements which may not be available generally to all its salaried employees and which provide for cash or non-cash compensation for one or more of its executive officers. Certain plans and arrangements are described in the remainder of this section.

     The Company's Employee Stock Ownership Plan and Trust (the "ESOP"), adopted during fiscal 1988, is a defined contribution and employee stock ownership plan qualified under the Code, and is available to all employees pursuant to the ESOP's Eligibility to Participate provisions. The ESOP is funded solely by contributions from the Company and generally invests only in Common Stock of the Company. Contributions are allocated to each participant's account on the basis of his or her individual compensation as defined in the ESOP. Participants' accounts are fully vested once seven years of service (as defined in the ESOP) are completed or employment is terminated by reason of death, disability or retirement.

     In fiscal 1996, the ESOP was amended to allow eligible participants to make Code Section 401(k) contributions to The Home Depot FutureBuilder, a combined 401(k) and Stock Ownership Plan ("FutureBuilder"). FutureBuilder is a defined contribution plan subject to the applicable provisions of the Code and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Through FutureBuilder, eligible participants (as defined in FutureBuilder) may make before-tax contributions in increments from 1 percent to 15 percent of their total compensation (subject to lower contribution limits imposed by the Code for certain participants). When before-tax contributions are made, the Company matches 50 percent ($.50 for each $1.00) of the first five percent of the participant's compensation contributed to FutureBuilder (the "Matching Contribution"). In addition to the Matching Contribution, the Company will continue to make ESOP contributions to participants' accounts.

     The Company's contribution to FutureBuilder for the fiscal year ended February 2, 1997, was $26,000,000. Allocations of Common Stock under the ESOP for the last fiscal year were valued at $4,721 for each of Messrs. Marcus, Blank, Brill, McKenna and Mercer. The Matching Contributions under the 401(k) portion of FutureBuilder for the last fiscal year were valued at $3,750 for each of Messrs. Marcus, Blank, Brill, McKenna and Mercer.

     The Company adopted an ESOP Restoration Plan in fiscal 1994. The primary purpose of the Plan is to provide certain employees deferred compensation that they would have received under the ESOP if not for the maximum compensation limits under the Code. The ESOP Restoration Plan is an unfunded arrangement under which separate bookkeeping accounts are maintained for each participant. Participants' accounts are credited with "stock units" which have a value equal to the market value of the Company's Common Stock as of the date of such crediting. All material terms of the Plan including vesting and distribution are the same as the ESOP. Allocations for the last fiscal year were $25,280 for each of Messrs. Marcus and Blank, $15,576 for Mr. Brill, $10,890 for Mr. McKenna and $9,625 for Mr. Mercer.

     The Company, in fiscal 1996, enabled Messrs. Marcus, Blank, Brill, McKenna and Mercer to obtain life insurance in the amounts of $8,000,000, $800,000, $250,000, $250,000 and $256,900, respectively, pursuant to a "split dollar" plan under which the Company pays the gross annual premium of $135,829, $8,825, $2,818, $3,243 and $2,954, respectively.

                                 STOCK OPTIONS

     At the Annual Meeting of Stockholders in 1991, the Stockholders approved the 1991 Omnibus Stock Option Plan (the "1991 Plan") providing for stock options to key employees and newly elected Nonemployee Directors. The 1991 Plan became effective June 1, 1991 and continues for a ten-year term, except that any stock options granted under the 1991 Plan will continue to be effective pursuant to the terms of each grant beyond the expiration of the 1991 Plan. If approved by the Stockholders, the 1991 Plan will be replaced by the Omnibus Plan.

     All of the Company's stock option plans are administered by the Stock Option Committee of the Board of Directors. The Stock Option Committee determines the number of shares granted and the option exercise price, but such price may not be less than 100 percent of the fair market value of Common Stock on the grant date.

     The following tables reflect certain information with respect to stock options granted under the Company's stock option plans to and those exercised by certain executive officers (excluding Messrs. Marcus [CEO] and Blank [COO] who did not participate in the stock option plans) during fiscal 1996.

                     OPTION GRANTS IN THE LAST FISCAL YEAR

                                                                                       POTENTIAL REALIZABLE
                                                    INDIVIDUAL GRANTS                    VALUE AT ASSUMED
                                     -----------------------------------------------      ANNUAL RATES OF
                                     NUMBER OF    % OF TOTAL                                STOCK PRICE
                                     SECURITIES    OPTIONS                               APPRECIATION FOR
                                     UNDERLYING   GRANTED TO   EXERCISE                     OPTION TERM
                                      OPTIONS     EMPLOYEES    OR BASE                      (10 YEARS)*
                                      GRANTED     IN FISCAL     PRICE     EXPIRATION   ---------------------
               NAME                     (#)        YEAR (%)     ($/SH)       DATE        5%($)      10%($)
               ----                  ----------   ----------   --------   ----------   ---------   ---------
Ronald M. Brill....................    52,300        1.08       43.25      02/27/06    1,422,544   3,605,006
W. Andrew McKenna..................    12,300        0.25       43.25      02/27/06      334,556     847,831
Larry M. Mercer....................    52,300        1.08       43.25      02/27/06    1,422,544   3,605,006

---------------

* These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on future performance of the Common Stock and overall market conditions. There can be no assurance that the amounts reflected in these columns will be achieved or if achieved, will exist at the time of any option exercise.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                              FY-END OPTION VALUES

                                                                     NUMBER OF
                                                                    SECURITIES          VALUE OF
                                                                    UNDERLYING         UNEXERCISED
                                                                    UNEXERCISED       IN-THE-MONEY
                                                                    OPTIONS AT         OPTIONS AT
                                                                     FY-END(#)          FY-END($)
                                            SHARES       VALUE     -------------   -------------------
                                          ACQUIRED ON   REALIZED   EXERCISABLE/       EXERCISABLE/
                  NAME                    EXERCISE(#)     ($)      UNEXERCISABLE      UNEXERCISABLE
                  ----                    -----------   --------   -------------   -------------------
Ronald M. Brill.........................     4,837      153,373    87,861/112,522  1,555,002/1,192,101
W. Andrew McKenna.......................         0            0    29,111/53,272     435,002/534,226
Larry M. Mercer.........................     6,449      200,456    81,611/90,772   1,489,377/957,351

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation and Stock Option Committees of the Board of Directors have furnished the following report on executive compensation:

     Under the supervision of the Compensation and Stock Option Committees of the Board of Directors, the Company has developed and implemented compensation policies, plans and programs ("Compensation Policies") which seek to structure executive compensation consistent with the Company's overall business strategy, philosophy and objectives. The Compensation Policies are intended to embody a "pay-for-performance" philosophy which rewards executives for long-term strategic management and enhancement of stockholder value by providing ownership incentives in the Company and a performance-oriented environment that measures rewards against personal and Company goals. The Company believes this philosophy attracts, retains and motivates key executives critical to the long-term success of the Company.

     This compensation philosophy is implemented through compensation packages which include various cash components and non-cash components. Although no formal analysis of industry compensation was conducted by the Compensation Committee, base salaries are generally set near retail industry averages so that the Company relies to a large degree on annual and longer term "incentive" compensation to provide significant upside potential such that high performance could bring total compensation above the retail industry averages.

     Beginning in 1994, the Omnibus Budget Reconciliation Act of 1993 ("OBRA") limits the deductibility of executive compensation paid by publicly held corporations to $1 million per employee subject to various exceptions, including compensation based on performance goals.

     The deductibility limitation generally does not apply to compensation based on performance goals where (1) the performance goals are established by a compensation committee which is comprised solely of two or more outside directors; (2) the material terms are disclosed to stockholders and approved by majority vote of the stockholders eligible to vote thereon before the compensation is paid and (3) before the compensation is paid, the compensation committee certifies that the performance goals and other material terms have been satisfied. Pursuant to OBRA and Internal Revenue Service ("IRS") regulations adopted thereunder, a director will not be an outside director if such person, among other things, receives compensation for personal services in any capacity other than as a director. The Company is seeking stockholder approval for related amendments as well as other changes to its stock option plan for potential compensation in excess of $1 million to satisfy Code Section 162(m).

     The Compensation Committee has established a Senior Officers' Bonus Pool ("SOBP") for its CEO and COO. The SOBP is intended to be, and the Compensation Committee believes that the SOBP qualifies as, performance-based compensation and, accordingly, that all sums paid thereunder should be deductible for tax purposes by the Company. The Stockholders approved the SOBP at the 1994 Annual Meeting of Stockholders and thereafter amended it at the 1995 Annual Meeting of Stockholders, in order to comply with a "safe harbor" under regulations adopted under OBRA. The SOBP was further amended at the 1996 Annual Meeting of Stockholders to set automatically each year's Earnings Threshold at the prior year's net earnings and to set the maximum payout awardable under the SOBP at $4,000,000 for each of the next five fiscal years, commencing in fiscal 1996. The SOBP allows the CEO and the COO collectively to earn a bonus equal to ten percent of the Company's earnings in excess of the threshold amount (the "Earnings Threshold"). The Earnings Threshold for fiscal 1997 is equal to $937,739,000, which is approximately equal to the Company's net earnings for fiscal 1996. Monies payable from the SOBP are to be shared by the CEO and COO at the ratio of fifty percent each. Accordingly, under the terms and conditions of the SOBP, the performance goals for fiscal 1996 were met and certified by the Compensation Committee, and the CEO and COO each received their respective bonus.

     The Compensation Committee bases its belief that the SOBP is performance-based on, among other things, the fact that the amount of the Company's earnings in any year are not capable of being ascertained with certainty at the start of such year, statements in the IRS regulations that performance goals need not be based upon an increase or positive result under a company's business criterion and may include maintaining the status quo or limiting economic losses and the Compensation Committee's belief that achievement of an earnings threshold which is at least equal to the level of the prior year's earnings is subject to substantial uncertainty, even in light of the Company's historical earnings growth. Nevertheless, neither the Company nor the Compensation Committee can give any assurance that the IRS will agree that the SOBP is performance-based. In the event that the SOBP was deemed by the IRS not to be performance-based, the Company would have the option to contest such determination, forego the deduction for sums in excess of the deductible limit, modify the SOBP for future years or any combination of the foregoing.

     Payments under the SOBP to the CEO and COO comprise approximately 77 percent of each of their total cash compensation in fiscal 1996. From fiscal 1988 until fiscal 1992, the CEO and COO declined to accept recommendations from the Compensation Committee for increases to the maximum amount in the SOBP. In the 1992 fiscal year, the Compensation Committee increased the maximum amount in the SOBP for the CEO and COO from $2 million to $4 million. The increase in the maximum amount awardable under the SOBP from prior years was based upon the Compensation Committee's assessment of the CEO's and COO's contributions to the Company as reflected in the multiple measures of the Company's financial performance since the last increase in the maximum compensation awardable under the SOBP including, without limitation, increases in net earnings, net sales, net earnings per share, total assets and stockholder's equity. The Compensation Committee also considered the Company's market share, geographic expansion and market penetration and marketing innovations. The Compensation Committee did not assign formal weights to particular measures and the relative weighing of the importance of such measures was based on the subjective perception of the individual members of the Compensation Committee. The Compensation Committee was also cognizant of the total compensation levels of certain other executives of similar position in the retail industry and other companies similar in size.

     In setting annual salaries, the Compensation Committee reviews with the CEO an annual salary plan recommended by the CEO and COO for the Company's executive officers. The annual salary plan is based on numerous subjective factors which include performance merit increases and responsibility levels. The annual salary plans for both the CEO and COO are established by the Compensation Committee based on available compensation data, including compensation data for the retail industry and other companies similar in size, the Compensation Committee's assessment of such officers' past performance and the Compensation Committee's expectation of their future contributions in leading the Company. The Compensation Committee does not purport to scientifically or statistically sample compensation data for other companies. Accordingly, compensation data for other companies may, but need not, include companies in the retail industry or the S&P 500, usually is historical in nature, and may be limited to that available from public sources. To the extent that comparative data is utilized, the Compensation Committee believes a subjective comparison is required to account for the numerous variables between Home Depot and other companies and notes that compensation levels and operating performance of other companies can be influenced by a variety of factors both within and without the control of such other companies. While type of business and broad market indexes may be appropriate measures of historical company performance, the Compensation Committee currently believes neither grouping should be accorded any special ranking in its compensation deliberations.

     All executive officers (other than the CEO and COO) participate in the Company's Corporate Management Bonus Plan ("CMBP"), under which they are eligible to earn a bonus up to 50 percent of their annual base salary depending on personal performance and the Company's performance relative to criteria such as gross margin return on investment, return on assets and sales target levels. Fifty percent of such bonus may be awarded based solely on subjective evaluations and the remaining 50 percent is based on performance with respect to the objective criteria enumerated below. During the 1996 fiscal year, based upon these objective and subjective performance assessments all of the executive officers other than the CEO and COO were awarded bonuses as reflected in the Summary Compensation Table contained elsewhere in the Proxy Statement.

     The exact objective criteria employed depend on the officer's responsibilities and such performance criteria may be computed by various methods depending on the Compensation Committee's assessment of the best match between job duties and performance criteria. Gross Margin Return On Investment ("GMROI") is calculated by dividing gross margin by net sales and multiplying the resulting number by net sales divided by average inventory at cost. Return On Assets is calculated in the same manner as GMROI except net income before taxes and interest replaces gross margin and total assets, which is composed of average retail inventory and changes in fixed assets, replaces inventory. In calculating Return On Assets, for officers with non-merchandising positions, total assets are defined as average total assets based on the Company's balance sheet. Minimum bonuses are payable if 95 percent of planned results are achieved and maximum bonuses are paid upon the achievement of 115 percent of planned results. Bonus payments, as a percentage of salary, increase on a linear basis for the achievement of results between 95 percent and 115 percent of planned results although the slope of line (i.e., relative percentage) varies depending on the placement within the range and the nature of the officer's duties. Minimum bonuses based on the application of the foregoing formulas generally are payable in an amount equal to, but not less than, one percent of salary assuming 95 percent of planned results are achieved.

     The Compensation Committee believes that disclosure of actual targets under the CMBP could adversely affect the Company since, among other things, such projections are not publicly disclosed and could place the Company at a competitive disadvantage with respect to hiring and retaining key employees and could potentially expose the Company to claims by third parties based on such projections, especially since such projections are not intended as a predictor of future performance on which the public should rely. The CMBP is subject to adjustment based on, among other things, adjustments to scheduled store opening dates and other non-anticipated events, and the Company may adjust the CMBP, including targets and utilized criteria, at such time or times as the Company, in its sole discretion, determines that the original projections or the bases therefor were materially incorrect.

     A large portion of the executive officers' total compensation is tied to stock performance, thus more closely aligning their interests with the long-term interests of Stockholders. This is accomplished through several stock plans. The Company's 1991 Plan and its Employee Stock Purchase Plan are administered by the Stock Option Committee of the Board of Directors which coordinates its activities with those of the Compensation Committee. Annually, at the discretion of the Stock Option Committee, stock options are granted to all executive officers and key employees, excluding both the CEO and COO, to purchase stock at the then current market price. The stock option grant size is determined by the Stock Option Committee and based on the individual's position within the Company and a stock option rating based on job performance rating, future potential and cultural fit. Individual ratings are based on reviews compiled by one or more of the officers to whom an officer reports and such officer's perceived relative performance and abilities when compared with other employees of the Company. Stock option grants made since fiscal 1991 are exercisable at a rate of 25 percent per year commencing on the first or second year after the date of grant (depending on the type of stock option granted) with a total stock option term of ten years. The Company's stock options historically have been financially rewarding when the Company's stock price has shown dramatic increases. To the extent that the public market does not, in the Compensation Committee's view, fairly value the Company, the Compensation Committee may consider decreasing the portion of compensation tied to stock performance. The executive officers, excluding the CEO and COO, may also purchase stock at a discount through the Employee Stock Purchase Plan. The Company's CEO and COO have chosen not to participate in the Company's 1991 Plan and Employee Stock Purchase Plan due to their already large stock ownership as shown elsewhere in the Proxy Statement. Of course, they have benefited along with other Stockholders in the historical increases in the market value of the Company's Common Stock. All executive officers including the CEO and COO participate in the ESOP portion of the Company's FutureBuilder Plan and the ESOP Restoration Plan (the "ESOP Plans") whereby their vested interests increase in value, without any outlay of funds by the employees, through seniority, increases in the market value of the Company's Common Stock and discretionary annual contributions to the ESOP Plans by the Company. Such discretionary contributions to the ESOP Plans are determined by the Board of Directors based on the Company's performance and are typically distributed to the Plan participants, including participating executive officers, based on a percentage of the participants' base salary.

     The Omnibus Plan, as presented for approval by the Stockholders herein, allows further flexibility in offering other non-cash compensation incentives.

     The tables included in the Proxy Statement and accompanying narrative footnotes, reflect the decisions covered by the above discussion. The foregoing report has been furnished by the members of the following committees:

Compensation Committee:    Stock Option Committee:
Frank Borman               Bernard Marcus
John L. Clendenin          Arthur M. Blank
Berry R. Cox               Kenneth G. Langone
Donald R. Keough

       COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN ON $100 INVESTMENT
         AMONG HOME DEPOT, S&P 500 INDEX AND S&P SPECIALTY RETAIL GROUP
                       ASSUMING REINVESTMENT OF DIVIDENDS

        MEASUREMENT PERIOD                                S&P RETAIL
      (FISCAL YEAR COVERED)            HOME DEPOT          COMPOSITE        S&P 500 INDEX
2/2/92                                         100.00             100.00             100.00
1/31/93                                        162.53             119.11             111.51
1/30/94                                        127.18             112.29             124.74
1/29/95                                        152.97             105.80             125.42
1/28/96                                        151.17             114.01             173.79
2/2/97                                         163.39             132.96             219.48

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     KPMG Peat Marwick LLP were the auditors of the Company during fiscal 1996. Although the Board of Directors has not yet selected auditors for the present fiscal year, it is expected that KPMG Peat Marwick LLP will be chosen. A representative of that firm will be present at the Annual Meeting with an opportunity to make a statement and will be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

     Stockholders who desire to submit to the Company proposals for inclusion in the Company's proxy materials for the 1998 Annual Meeting of Stockholders of The Home Depot, Inc. must submit such proposals to the Secretary of the Company by December 17, 1997.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the 1934 Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange reports of ownership and changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that during fiscal 1996, all filing requirements applicable to its directors, executive officers and greater than ten percent beneficial owners were complied with except that Colonel Frank Borman, Director, and Mr. Bruce Berg, President -- Southeast Division, each failed to timely file a Form 4 on a single transaction.

                                 OTHER MATTERS

     Management does not intend to present to the Annual Meeting any business other than the items stated in the "Notice of Annual Meeting of Stockholders" and knows of no other business to be presented for action at the meeting. If, however, any other business should properly come before the meeting or any adjournments thereof, it is intended that all management proxies will be voted with respect thereto in accordance with the best judgment of the persons named in the proxies.

                           AVAILABILITY OF FORM 10-K
                       AND ANNUAL REPORT TO STOCKHOLDERS

     Copies of Home Depot's Annual Report to Stockholders for the fiscal year ended February 2, 1997, which includes certain financial information about the Company, are currently being mailed together with this Proxy Statement to Stockholders. Additional copies of such Annual Report, along with copies of Home Depot's Annual Report on Form 10-K for the fiscal year ended February 2, 1997, as filed with the Securities and Exchange Commission (exclusive of documents incorporated by reference), are available without charge to Stockholders upon written request to Investor Relations, The Home Depot, Inc., 2455 Paces Ferry Rd., Atlanta, Georgia 30339-4024.

                                   APPENDIX A

                              THE HOME DEPOT, INC.

                       1997 OMNIBUS STOCK INCENTIVE PLAN

     1. HISTORY AND PURPOSE. The Home Depot, Inc. Omnibus Stock Incentive Plan (this "Plan") is an amendment and restatement of The Home Depot, Inc. 1991 Omnibus Stock Option Plan. The purpose of this Plan is to attract and retain employees and directors for The Home Depot, Inc. and its subsidiaries and to provide such persons with incentives and rewards for superior performance.

     2. DEFINITIONS. As used in this Plan, the following terms shall be defined as set forth below:

          "AWARD" means any Option, Stock Appreciation Right, Restricted Shares, Deferred Shares, Performance Shares or Performance Unit.

          "BASE PRICE" means the price to be used as the basis for determining the Spread upon the exercise of a Freestanding Stock Appreciation Right.

          "BOARD" means the Board of Directors of the Company.

          "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

          "COMMITTEE" means the committee described in Section 4 of this Plan.

          "COMPANY" means The Home Depot, Inc., a Delaware corporation, or any successor corporation.

          "DEFERRAL PERIOD" means the period of time during which Deferred Shares are subject to deferral limitations under Section 8 of this Plan.

          "DEFERRED SHARES" means an Award pursuant to Section 8 of this Plan of the right to receive Shares at the end of a specified Deferral Period.

          "EMPLOYEE" means any person, including an officer, employed by the Company or a Subsidiary.

          "FAIR MARKET VALUE" means the fair market value of the Shares as determined by the Committee from time to time. Unless otherwise determined by the Committee, the fair market value shall be the closing price for the Shares reported on a consolidated basis on the New York Stock Exchange on the relevant date or, if there were no sales on such date, the closing price on the nearest preceding date on which sales occurred.

          "FREESTANDING STOCK APPRECIATION RIGHT" means a Stock Appreciation Right granted pursuant to Section 6 of this Plan that is not granted in tandem with an Option or similar right.

          "GRANT DATE" means the date specified by the Committee on which a grant of an Award shall become effective, which shall not be earlier than the date on which the Committee takes action with respect thereto.

          "INCENTIVE STOCK OPTIONS" means any Option that is intended to qualify as an "incentive stock option" under Section 422 of the Code or any successor provision.

          "NONEMPLOYEE DIRECTOR" means a member of the Board who is not an Employee.

          "NONQUALIFIED STOCK OPTION" means an Option that is not intended to qualify as an Incentive Stock Option.

          "OPTION" means any option to purchase Shares granted under Section 5 of this Plan.

          "OPTIONEE" means the person so designated in an agreement evidencing an outstanding Option.

          "OPTION PRICE" means the purchase price payable upon the exercise of an Option.

          "PARTICIPANT" means an Employee or Nonemployee Director who is selected by the Committee to receive benefits under this Plan, provided that Nonemployee Directors shall not be eligible to receive grants of Incentive Stock Options.

          "PERFORMANCE OBJECTIVES" means the performance objectives established pursuant to this Plan for Participants who have received grants of Performance Shares or Performance Units or, when so determined by the Committee, Deferred Shares or Restricted Shares. Performance Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or the Subsidiary, division, department or function within the Company or Subsidiary in which the Participant is employed. Any Performance Objectives applicable to Awards to the extent that such an Award is intended to qualify as "performance-based compensation" under Section 162(m) of the Code shall be limited to specified levels of or increases in the Company's or Subsidiary's return on equity, earnings per share, total earnings, earnings growth, return on capital, return on assets, economic value added, earnings before interest and taxes, sales growth, gross margin return on investment or increase in the Fair Market Value of the Shares. Except in the case of such an Award intended to qualify under Section 162(m) of the Code, if the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Objectives unsuitable, the Committee may modify such Performance Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable.

          "PERFORMANCE PERIOD" means a period of time established under Section 9 of this Plan within which the Performance Objectives relating to a Performance Share, Performance Unit, Deferred Shares or Restricted Shares are to be achieved.

          "PERFORMANCE SHARE" means a bookkeeping entry that records the equivalent of one Share awarded pursuant to Section 9 of this Plan.

          "PERFORMANCE UNIT" means a bookkeeping entry that records a unit equivalent to $1.00 awarded pursuant to Section 9 of this Plan.

          "PREDECESSOR PLAN" means The Home Depot, Inc. 1991 Omnibus Stock Option Plan.

          "RESTRICTED SHARES" mean Shares granted under Section 7 of this Plan subject to a substantial risk of forfeiture.

          "SHARES" means shares of the Common Stock of the Company, $.05 par value, or any security into which Shares may be converted by reason of any transaction or event of the type referred to in Section 11 of this Plan.

          "SPREAD" means, in the case of a Freestanding Stock Appreciation Right, the amount by which the Fair Market Value on the date when any such right is exercised exceeds the Base Price specified in such right or, in the case of a Tandem Stock Appreciation Right, the amount by which the Fair Market Value on the date when any such right is exercised exceeds the Option Price specified in the related Option.

          "STOCK APPRECIATION RIGHT" means a right granted under Section 6 of this Plan, including a Freestanding Stock Appreciation Right or a Tandem Stock Appreciation Right.

          "SUBSIDIARY" means a corporation or other entity (i) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or
     (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50 percent of whose ownership interest (representing the right generally to make decisions for such other entity) is, now or hereafter owned or controlled directly or indirectly by the Company, provided that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, "Subsidiary" means any corporation in which the Company owns or controls directly or indirectly more than 50 percent of the total combined voting power represented by all classes of stock issued by such corporation at the time of such grant.

          "TANDEM STOCK APPRECIATION RIGHT" means a Stock Appreciation Right granted pursuant to Section 6 of this Plan that is granted in tandem with an Option or any similar right granted under any other plan of the Company.

     3. SHARES AVAILABLE UNDER THE PLAN. (a) Subject to adjustment as provided in Section 11 of this Plan, the number of Shares that may be (i) issued or transferred upon the exercise of Options or Stock Appreciation Rights, (ii) awarded as Restricted Shares and released from substantial risk of forfeiture, or (iii) issued or transferred in payment of Deferred Shares or Performance Shares, on or after the effective date specified in Section 17 shall not in the aggregate exceed (y) the number of Shares then remaining available under the Predecessor Plan, plus (z) one-half percent ( 1/2%) of the total number of issued Shares (including Treasury Shares) as of the first day of each fiscal year of the Company that the Plan is in effect. The number of Shares available for issuance in any one fiscal year shall be increased by any Shares available in prior fiscal years but not issued in such fiscal years. In no event, however, shall the number of Shares issued upon the exercise of Incentive Stock Options exceed 50,000,000 Shares or the number of Restricted Shares released from substantial risk of forfeiture exceed 5,000,000 Shares, subject to adjustment as provided in Section 11. Such Shares may be Shares of original issuance, Shares held in Treasury, or Shares that have been reacquired by the Company.

     (b) Upon payment of the Option Price upon exercise of a Nonqualified Stock Option by the transfer to the Company of Shares or upon satisfaction of tax withholding obligations under the Plan by the transfer or relinquishment of Shares, there shall be deemed to have been issued or transferred only the number of Shares actually issued or transferred by the Company, less the number of Shares so transferred or relinquished. Upon the payment in cash of a benefit provided by any Award under the Plan, any Shares that were subject to such Award shall again be available for issuance or transfer under the Plan.

     (c) No Participant may receive Awards representing more than 1,000,000 Shares in any one calendar year. In addition, the maximum number of Performance Units that may be granted to a Participant in any one calendar year is 5,000,000.

     4. ADMINISTRATION OF THE PLAN. This Plan shall be administered by one or more committees appointed by the Board. The interpretation and construction by the Committee of any provision of this Plan or of any agreement or document evidencing the grant of any Award and any determination by the Committee pursuant to any provision of this Plan or any such agreement, notification or document, shall be final and conclusive. No member of the Committee shall be liable to any person for any such action taken or determination made in good faith.

     5. OPTIONS. The Committee may from time to time authorize grants to Participants of options to purchase Shares upon such terms and conditions as the Committee may determine in accordance with the following provisions:

          (a) Each grant shall specify the number of Shares to which it pertains.

          (b) Each grant shall specify an Option Price per Share, which shall be equal to or greater than the Fair Market Value on the Grant Date.

          (c) Each grant shall specify the form of consideration to be paid in satisfaction of the Option Price and the manner of payment of such consideration, which may include (i) cash in the form of currency or check or other cash equivalent acceptable to the Company, (ii) nonforfeitable, unrestricted Shares owned by the Optionee which have a value at the time of exercise that is equal to the Option Price, (iii) any other legal consideration that the Committee may deem appropriate, including without limitation any form of consideration authorized under Section 5(d) below, on such basis as the Committee may determine in accordance with this Plan, or (iv) any combination of the foregoing.

          (d) On or after the Grant Date of any Option other than an Incentive Stock Option, the Committee may determine that payment of the Option Price may also be made in whole or in part in the form of Restricted Shares or other Shares that are subject to risk of forfeiture or restrictions on transfer. Unless otherwise determined by the Committee, whenever any Option Price is paid in whole or in part by means of any of the forms of consideration specified in this Section 5(d), the Shares received by the Optionee upon the exercise of the Options shall be subject to the same risks of forfeiture or restrictions on transfer as those that applied to the consideration surrendered by the Optionee, provided that such risks of forfeiture and restrictions on transfer shall apply only to the same number of Shares received by the Optionee as applied to the forfeitable or restricted Shares surrendered by the Optionee.

          (e) Any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on the date of exercise of some or all of the Shares to which the exercise relates.

          (f) On or after the Grant Date of any Option, the Committee may provide for the automatic grant to the Optionee of a "reload" Option in the event the Optionee surrenders Shares in satisfaction of the Option Price upon the exercise of an Option as authorized under Sections 5(c) and (d) above. Each reload Option shall pertain to a number of Shares equal to the number of Shares utilized by the Optionee to exercise the original Option. Each reload Option shall have an exercise price equal to Fair Market Value on the date it is granted and shall expire on the stated exercise date of the original Option.

          (g) Each Option grant may specify a period of continuous employment of the Optionee by the Company or any Subsidiary (or, in the case of a Nonemployee Director, service on the Board) that is necessary before the Options or installments thereof shall become exercisable, and any grant may provide for the earlier exercise of such rights in the event of a change in control of the Company or other similar transaction or event.

          (h) Options granted under this Plan may be Incentive Stock Options, Nonqualified Stock Options or a combination of the foregoing, provided that only Nonqualified Stock Options may be granted to Nonemployee Directors. Each grant shall specify whether (or the extent to which) the Option is an Incentive Stock Option or a Nonqualified Stock Option. Notwithstanding any such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Options designated as Incentive Stock Options are exercisable for the first time by an Optionee during any calendar year (under all plans of the Company) exceeds $100,000, such Options shall be treated as Nonqualified Stock Options.

          (i) No Option granted under this Plan may be exercised more than ten years from the Grant Date.

          (j) Each grant shall be evidenced by an agreement delivered to and accepted by the Optionee and containing such terms and provisions as the Committee may determine consistent with this Plan.

     6. STOCK APPRECIATION RIGHTS. The Committee may also authorize grants to Participants of Stock Appreciation Rights. A Stock Appreciation Right is the right of the Participant to receive from the Company an amount, which shall be determined by the Committee and shall be expressed as a percentage (not exceeding 100 percent) of the Spread at the time of the exercise of such right. Any grant of Stock Appreciation Rights under this Plan shall be upon such terms and conditions as the Committee may determine in accordance with the following provisions:

          (a) Any grant may specify that the amount payable upon the exercise of a Stock Appreciation Right may be paid by the Company in cash, Shares or any combination thereof and may (i) either grant to the Participant or reserve to the Committee the right to elect among those alternatives or
     (ii) preclude the right of the Participant to receive and the Company to issue Shares or other equity securities in lieu of cash.

          (b) Any grant may specify that the amount payable upon the exercise of a Stock Appreciation Right shall not exceed a maximum specified by the Committee on the Grant Date.

          (c) Any grant may specify (i) a waiting period or periods before Stock Appreciation Rights shall become exercisable and (ii) permissible dates or periods on or during which Stock Appreciation Rights shall be exercisable.

          (d) Any grant may specify that a Stock Appreciation Right may be exercised only in the event of a change in control of the Company or other similar transaction or event.

          (e) On or after the Grant Date of any Stock Appreciation Rights, the Committee may provide for the payment to the Participant of dividend equivalents thereon in cash or Shares on a current, deferred or contingent basis.

          (f) Each grant shall be evidenced by an agreement delivered to and accepted by the Optionee, which shall describe the subject Stock Appreciation Rights, identify any related Options, state that the Stock Appreciation Rights are subject to all of the terms and conditions of this Plan and contain such other terms and provisions as the Committee may determine consistent with this Plan.

          (g) Each grant of a Tandem Stock Appreciation Right shall provide that such Tandem Stock Appreciation Right may be exercised only (i) at a time when the related Option (or any similar right granted under any other plan of the Company) is also exercisable and the Spread is positive; and (ii) by surrender of the related Option (or such other right) for cancellation.

          (h) Regarding Freestanding Stock Appreciation Rights only:

             (i) Each grant shall specify in respect of each Freestanding Stock Appreciation Right a Base Price per Share, which shall be equal to or greater than the Fair Market Value on the Grant Date;

             (ii) Successive grants may be made to the same Participant regardless of whether any Freestanding Stock Appreciation Rights previously granted to such Participant remain unexercised;

             (iii) Each grant shall specify the period or periods of continuous employment of the Participant by the Company or any Subsidiary that are necessary before the Freestanding Stock Appreciation Rights or installments thereof shall become exercisable, and any grant may provide for the earlier exercise of such rights in the event of a change in control of the Company or other similar transaction or event; and

             (iv) No Freestanding Stock Appreciation Right granted under this Plan may be exercised more than ten years from the Grant Date.

     7. RESTRICTED SHARES. The Committee may also authorize grants to Participants of Restricted Shares upon such terms and conditions as the Committee may determine in accordance with the following provisions:

          (a) Each grant shall constitute an immediate transfer of the ownership of Shares to the Participant in consideration of the performance of services, subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.

          (b) Each grant may be made without additional consideration from the Participant or in consideration of a payment by the Participant that is less than the Fair Market Value on the Grant Date.

          (c) Each grant shall provide that the Restricted Shares covered thereby shall be subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code for a period to be determined by the Committee on the Grant Date, and any grant or sale may provide for the earlier termination of such risk of forfeiture in the event of a change in control of the Company or other similar transaction or event.

          (d) Unless otherwise determined by the Committee, an award of Restricted Shares shall entitle the Participant to dividend, voting and other ownership rights during the period for which such substantial risk of forfeiture is to continue.

          (e) Each grant shall provide that, during the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Shares shall be prohibited or restricted in the manner and to the extent prescribed by the Committee on the Grant Date. Such restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Shares to a continuing substantial risk of forfeiture in the hands of any transferee.

          (f) Any grant or the vesting thereof may be further conditioned upon the attainment of Performance Objectives established by the Committee in accordance with the applicable provisions of Section 9 of this Plan regarding Performance Shares and Performance Units.

          (g) Any grant may require that any or all dividends or other distributions paid on the Restricted Shares during the period of such restrictions be automatically sequestered and reinvested on an immediate or deferred basis in additional Shares, which may be subject to the same restrictions as the underlying Award or such other restrictions as the Committee may determine.

          (h) Each grant shall be evidenced by an agreement delivered to and accepted by the Participant and containing such terms and provisions as the Committee may determine consistent with this Plan. Unless otherwise directed by the Committee, all certificates representing Restricted Shares, together with a stock power that shall be endorsed in blank by the Participant with respect to such Shares, shall be held in custody by the Company until all restrictions thereon lapse.

     8. DEFERRED SHARES. The Committee may authorize grants of Deferred Shares to Participants upon such terms and conditions as the Committee may determine in accordance with the following provisions:

          (a) Each grant shall constitute the agreement by the Company to issue or transfer Shares to the Participant in the future in consideration of the performance of services, subject to the fulfillment during the Deferral Period of such conditions as the Committee may specify.

          (b) Each grant may be made without additional consideration from the Participant or in consideration of a payment by the Participant that is less than the Fair Market Value on the Grant Date.

          (c) Each grant shall provide that the Deferred Shares covered thereby shall be subject to a Deferral Period, which shall be fixed by the Committee on the Grant Date, and any grant or sale may provide for the earlier termination of such period in the event of a change in control of the Company or other similar transaction or event.

          (d) During the Deferral Period, the Participant shall not have any right to transfer any rights under the subject Award, shall not have any rights of ownership in the Deferred Shares and shall not have any right to vote such shares, but the Committee may on or after the Grant Date authorize the payment of dividend equivalents on such shares in cash or additional Shares on a current, deferred or contingent basis.

          (e) Any grant or the vesting thereof may be further conditioned upon the attainment of Performance Objectives established by the Committee in accordance with the applicable provisions of Section 9 of this Plan regarding Performance Shares and Performance Units.

          (f) Each grant shall be evidenced by an agreement delivered to and accepted by the Participant and containing such terms and provisions as the Committee may determine consistent with this Plan.

     9. PERFORMANCE SHARES AND PERFORMANCE UNITS. The Committee may also authorize grants of Performance Shares and Performance Units, which shall become payable to the Participant upon the achievement of specified Performance Objectives, upon such terms and conditions as the Committee may determine in accordance with the following provisions:

          (a) Each grant shall specify the number of Performance Shares or Performance Units to which it pertains, which may be subject to adjustment to reflect changes in compensation or other factors.

          (b) The Performance Period with respect to each Performance Share or Performance Unit shall commence on the Grant Date and may be subject to earlier termination in the event of a change in control of the Company or other similar transaction or event.

          (c) Each grant shall specify the Performance Objectives that are to be achieved by the Participant.

          (d) Each grant may specify in respect of the specified Performance Objectives a minimum acceptable level of achievement below which no payment will be made and may set forth a formula for determining the amount of any payment to be made if performance is at or above such minimum acceptable level but falls short of the maximum achievement of the specified Performance Objectives.

          (e) Each grant shall specify the time and manner of payment of Performance Shares or Performance Units that shall have been earned, and any grant may specify that any such amount may be paid by the Company in cash, Shares or any combination thereof and may either grant to the Participant or reserve to the Committee the right to elect among those alternatives.

          (f) Any grant of Performance Shares may specify that the amount payable with respect thereto may not exceed a maximum specified by the Committee on the Grant Date. Any grant of Performance Units may specify that the amount payable, or the number of Shares issued, with respect thereto may not exceed maximums specified by the Committee on the Grant Date.

          (g) Any grant of Performance Shares may provide for the payment to the Participant of dividend equivalents thereon in cash or additional Shares on a current, deferred or contingent basis.

          (h) If provided in the terms of the grant, the Committee may adjust Performance Objectives and the related minimum acceptable level of achievement if, in the sole judgment of the Committee, events or transactions have occurred after the Grant Date that are unrelated to the performance of the Participant and result in distortion of the Performance Objectives or the related minimum acceptable level of achievement.

          (i) Each grant shall be evidenced by an agreement delivered to and accepted by the Participant, which shall state that the Performance Shares or Performance Units are subject to all of the terms and conditions of this Plan and such other terms and provisions as the Committee may determine consistent with this Plan.

     10. TRANSFERABILITY. (a) Except as provided in Section 10(b), no Award granted under this Plan shall be transferable by a Participant other than by will or the laws of descent and distribution, and Options and Stock Appreciation Rights shall be exercisable during a Participant's lifetime only by the Participant or, in the event of the Participant's legal incapacity, by his guardian or legal representative acting in a fiduciary capacity on behalf of the Participant under state law. Any attempt to transfer an Award in violation of this Plan shall render such Award null and void.

     (b) The Committee may expressly provide in an Award agreement (or an amendment to an Award agreement) that a Participant may transfer such Award (other than an Incentive Stock Option), in whole or in part, to a spouse or lineal descendant (a "Family Member"), a trust for the exclusive benefit of Family Members, a partnership or other entity in which all the beneficial owners are Family Members, or any other entity affiliated with the Participant that may be approved by the Committee. Subsequent transfers of Awards shall be prohibited except in accordance with this Section 10(b). All terms and conditions of the Award, including provisions relating to the termination of the Participant's employment or service with the Company or a Subsidiary, shall continue to apply following a transfer made in accordance with this Section 10(b).

     (c) Any Award made under this Plan may provide that all or any part of the Shares that are (i) to be issued or transferred by the Company upon the exercise of Options or Stock Appreciation Rights, upon the termination of the Deferral Period applicable to Deferred Shares or upon payment under any grant of Performance Shares or Performance Units, or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in
Section 7 of this Plan, shall be subject to further restrictions upon transfer.

     11. ADJUSTMENTS. The Committee may make or provide for such adjustments in the (a) number of Shares covered by outstanding Options, Stock Appreciation Rights, Deferred Shares, Restricted Shares and Performance Shares granted hereunder, (b) prices per share applicable to such Options and Stock Appreciation Rights, and (c) kind of Shares covered thereby, as the Committee in its sole discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of the rights of Participants that otherwise would result from (x) any stock dividend, stock split, combination or exchange of Shares, recapitalization or other change in the capital structure of the Company, (y) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets (other than a normal cash dividend), issuance of rights or warrants to purchase securities or (z) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Committee may provide in substitution for any or all outstanding Awards under this Plan such alternative consideration as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of all Awards so replaced. The Committee may also make or provide for such adjustments in the number of Shares specified in
Section 3 of this Plan as the Committee in its sole discretion may in good faith determine to be appropriate in order to reflect any transaction or event described in this Section 11.

     12. FRACTIONAL SHARES. The Company shall not be required to issue any fractional Shares pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement thereof in cash.

     13. WITHHOLDING TAXES. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, it shall be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of all such taxes required to be withheld. At the discretion of the Committee, such arrangements may include relinquishment of a portion of such benefit.

     14. CERTAIN TERMINATIONS OF EMPLOYMENT, HARDSHIP AND APPROVED LEAVES OF ABSENCE. Notwithstanding any other provision of this Plan to the contrary, in the event of termination of employment by reason of death, disability, normal retirement, early retirement with the consent of the Company or leave of absence approved by the Company, or in the event of hardship or other special circumstances, of a Participant who holds an Option or Stock Appreciation Right that is not immediately and fully exercisable, any Restricted Shares as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, any Deferred Shares as to which the Deferral Period is not complete, any Performance Shares or Performance Units that have not been fully earned, or any Shares that are subject to any transfer restriction pursuant to
Section 10(c) of this Plan, the Committee may in its sole discretion take any action that it deems to be equitable under the circumstances or in the best interests of the Company, including, without limitation, waiving or modifying any limitation or requirement with respect to any Award under this Plan.

     15. FOREIGN EMPLOYEES. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for Awards to Participants who are foreign nationals, or who are employed by the Company or any Subsidiary outside of the United States of America, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of this Plan as in effect for any other purpose, provided that no such supplements, amendments, restatements or alternative versions shall include any provisions that are inconsistent with the terms of this Plan, as then in effect, unless this Plan could have been amended to eliminate such inconsistency without further approval by the Stockholders of the Company.

     16. AMENDMENTS AND OTHER MATTERS. (a) This Plan may be amended from time to time by the Board, but no such amendment shall increase any of the limitations specified in Section 3 of this Plan, other than to reflect an adjustment made in accordance with Section 11, without the further approval of the Stockholders of the Company.

     (b) With the concurrence of the affected Optionee, the Committee may cancel any agreement evidencing Options or any other Award granted under this Plan. In the event of such cancellation, the Committee may authorize the granting of new Options or other Awards hereunder, which may or may not cover the same number of Shares that had been the subject of the prior Award, in such manner, at such Option Price and subject to such other terms, conditions and discretions as would have been applicable under this Plan had the canceled Options or other Award not been granted.

     (c) This Plan shall not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary and shall not interfere in any way with any right that the Company or any Subsidiary would otherwise have to terminate any Participant's employment or other service at any time.

     (d) To the extent that any provision of this Plan would prevent any Option that was intended to qualify under particular provisions of the Code from so qualifying, such provision of this Plan shall be null and void with respect to such Option, provided that such provision shall remain in effect with respect to other Options, and there shall be no further effect on any provision of this Plan.

     17. EFFECTIVE DATE AND STOCKHOLDER APPROVAL. This Plan, as an amendment and restatement of the Predecessor Plan, shall become effective upon its approval by the Board, subject to approval by the Stockholders of the Company at the next Annual Meeting of Stockholders. The Committee may grant Awards subject to the condition that this Plan shall have been approved by the Stockholders of the Company.

     18. TERMINATION. This Plan shall terminate on February 27, 2007, and no Award shall be granted after that date.

     19. GOVERNING LAW. The validity, construction and effect of this Plan and any Award hereunder will be determined in accordance with (i) the Delaware General Corporation Law, and (ii) to the extent applicable, other laws (including those governing contracts) of the State of Georgia.

                                   APPENDIX B

                              THE HOME DEPOT, INC.

                        NONEMPLOYEE DIRECTORS' DEFERRED

                            STOCK COMPENSATION PLAN

                                   ARTICLE I

                                  INTRODUCTION

     I.1 Establishment. The Home Depot, Inc. (the "Company") hereby establishes The Home Depot, Inc. Nonemployee Directors' Deferred Stock Compensation Plan (the "Plan") for those directors of the Company who are not employees of the Company. The Plan allows Nonemployee Directors to defer the receipt of cash compensation and to receive such deferred compensation in the form of Shares of Common Stock of the Company.

     I.2 Purpose. The Plan is intended to advance the interests of the Company and its Stockholders by providing a means to attract and retain qualified persons to serve as Nonemployee Directors and to promote ownership by Nonemployee Directors of a greater proprietary interest in the Company, thereby aligning such Directors' interests more closely with the interests of Stockholders of the Company.

     I.3 Effective Date. The Plan shall become effective upon approval by the Stockholders of the Company at the Company's 1997 Annual Meeting of Stockholders.

                                   ARTICLE II

                                  DEFINITIONS

     II.1 "Annual Meeting" means the Annual Meeting of Stockholders of the Company.

     II.2 "Annual Meeting Date" means the date of the Annual Meeting.

     II.3 "Board" means the Board of Directors of the Company.

     II.4 "Committee" means the Board or a committee appointed to administer the Plan under Article IV.

     II.5 "Company" means The Home Depot, Inc., a Delaware corporation, or any successor thereto.

     II.6 "Deferral Date" means the date Fees would otherwise have been paid to the Participant.

     II.7 "Deferral Election" means a written election to defer Fees under the Plan.

     II.8 "Director" means any individual who is a member of the Board.

     II.9 "Effective Date" means May 28, 1997, the date of the Company's 1997 Annual Meeting.

     II.10 "Fair Market Value" means the closing price for the Shares reported on a consolidated basis on the New York Stock Exchange on the relevant date or, if there were no sales on such date, the closing price on the nearest preceding date on which sales occurred.

     II.11 "Fees" means all or part of any retainer or meeting fees payable in cash to a Nonemployee Director in his or her capacity as a Director. Fees shall not include any expenses paid directly or through reimbursement.

     II.12 "Nonemployee Director" means a Director who is not, as of an Annual Meeting Date, an employee of the Company or any of its subsidiaries or affiliates. For purposes of the Plan, an employee is an individual whose wages are subject to the withholding of federal income tax under Section 3401 of the Internal Revenue Code of 1986, as amended.

     II.13 "Participant" means a Nonemployee Director who defers Fees under
Article VI of the Plan.

     II.14 "Secretary" means the Secretary or any Assistant Secretary of the Company.

     II.15 "Shares" means shares of the Common Stock of the Company, par value $.05 per share.

     II.16 "Stock Units" means the credits to a Participant's Stock Unit Account under Article VI of the Plan, each of which represents the right to receive one Share upon settlement of the Stock Unit Account.

     II.17 "Stock Unit Account" means the bookkeeping account established by the Company pursuant to Section 6.5.

     II.18 "Termination of Service" means termination of service as a Director for any reason.

                                  ARTICLE III

                        SHARES AVAILABLE UNDER THE PLAN

     Subject to adjustment as provided in Article X, the maximum number of Shares that may be distributed in settlement of Stock Unit Accounts under the Plan shall be 500,000. Such Shares may include authorized but unissued Shares, Treasury Shares or Shares that have been reacquired by the Company.

                                   ARTICLE IV

                                 ADMINISTRATION

     The Plan shall be administered by the Board or such other committee as may be designated by the Board. The Committee shall have the authority to make all determinations it deems necessary or advisable for administering the Plan, subject to the express provisions of the Plan. Notwithstanding the foregoing, no Director who is a Participant under the Plan shall participate in any determination relating solely or primarily to his or her own Shares, Stock Units or Stock Unit Account.

                                   ARTICLE V

                                  ELIGIBILITY

     Each person who is a Nonemployee Director on a Deferral Date shall be eligible to defer Fees payable on such date in accordance with Article VI of the Plan. If any Nonemployee Director subsequently becomes an employee of the Company or any of its subsidiaries, but does not incur a Termination of Service, such Director shall continue as a Participant with respect to Fees previously deferred, but shall cease eligibility with respect to all future Fees, if any, earned while an employee.

                                   ARTICLE VI

                  DEFERRAL ELECTIONS IN LIEU OF CASH PAYMENTS

     VI.1 General Rule. Each Nonemployee Director may, in lieu of receipt of Fees, defer any or all of such Fees in accordance with this Article VI, provided that such Nonemployee Director is eligible under Article V of the Plan to defer such Fees at the date any such Fees are otherwise payable.

     VI.2 Timing of Election. Each Nonemployee Director who is serving on the Board on the Effective Date may make a Deferral Election at any time prior to the Effective Date. Any person who is not then serving as a Nonemployee Director may make a Deferral Election before the first date on which he or she is entitled to receive Fees. A Nonemployee Director who does not make a Deferral Election when first eligible to do so may make a Deferral Election at any time before the first day of any subsequent calendar year.

     VI.3 Effect and Duration of Election. A Deferral Election shall apply to Fees payable after the date such election is made and shall be deemed to be continuing and applicable to all Fees payable in subsequent calendar years, unless the Participant revokes or modifies such election by filing a new election form before the first day of any subsequent calendar year, effective for all Fees payable on and after the first day of such calendar year.

     VI.4 Form of Election. A Deferral Election shall be made in a manner satisfactory to the Committee. Generally, a Deferral Election shall be made by completing and filing the specified election form with the Secretary or his or her designee within the period described in Section 6.2 or Section 6.3.

     VI.5 Establishment of Stock Unit Account. The Company shall establish a Stock Unit Account for each Participant. All Fees deferred pursuant to this
Article VI shall be credited to the Participant's Stock Unit Account as of the Deferral Date and converted to Stock Units. The number of Stock Units credited to a Participant's Stock Unit Account as of a Deferral Date shall equal the amount of the deferred Fees divided by the Fair Market Value of a Share on such Deferral Date, with fractional units calculated to three decimal places. Fractional Stock Units shall be credited cumulatively, but any fractional Stock Unit in a Participant's Stock Unit Account at the time of a distribution under
Article VII shall be converted into cash equal to the Fair Market Value of a corresponding fractional Share on the date of distribution.

     VI.6 Crediting of Dividend Equivalents. As of each dividend payment date with respect to Shares, each Participant shall have credited to his or her Stock Unit Account a dollar amount equal to the amount of cash dividends that would have been paid on the number of Shares equal to the number of Stock Units credited to the Participant's Stock Unit Account as of the close of business on the record date for such dividend. Such dollar amount shall then be converted into a number of Stock Units equal to the number of whole and fractional Shares that could have been purchased with such dollar amount at Fair Market Value on the dividend payment date.

                                  ARTICLE VII

                           SETTLEMENT OF STOCK UNITS

     VII.1 Timing of Payment. A Participant shall receive or begin receiving a distribution of his or her Stock Unit Account in the manner described in Section
7.2 either (i) on or as soon as administratively feasible after the first day of the second calendar month immediately following the month in which the Participant incurs a Termination of Service, or (ii) if the Participant has made an election to defer payment in accordance with this Section, on or as soon as administratively feasible after January 1 of the year immediately following the date on which the Participant incurs a Termination of Service. A Participant must deliver an election to defer the distribution or commencement of distribution to the Secretary or his or her designee at least 5 months before the date on which the Participant incurs a Termination of Service.

     VII.2 Payment Options. A Deferral Election filed under Article VI shall specify whether the Participant's Stock Unit Account is to be settled by delivering to the Participant the number of Shares equal to the number of whole Stock Units then credited to the Participant's Stock Unit Account, in either (i) a lump sum, or (ii) substantially equal annual installments over a period not to exceed 5 years. Any fractional Stock Unit credited to a Participant's Stock Unit Account at the time of a distribution shall be paid in cash at the time of such distribution. A Participant may change the manner in which his or her Stock Unit Account is distributed by delivering a new election form to the Secretary or his or her designee at least 5 months before the date on which the Participant incurs a Termination of Service.

     VII.3 Payment Upon Death of a Participant. If a Participant dies before the entire balance of his or her Stock Unit Account has been distributed, the balance of the Participant's Stock Unit Account shall be paid, in a lump sum as soon as administratively feasible after the Participant's death, to the beneficiary designated by the Participant under Article IX.

     VII.4 Continuation of Dividend Equivalents. If payment of Stock Units is deferred pursuant to Section 7.2, the Participant's Stock Unit Account shall continue to be credited with dividend equivalents as provided in Section 6.6 until the entire balance of the Participant's Stock Unit Account has been distributed.

                                  ARTICLE VIII

                                UNFUNDED STATUS

     VIII.1 General. The interest of each Participant in any Fees deferred under the Plan (and any Stock Units or Stock Unit Account relating thereto) shall be that of a general creditor of the Company. Stock Unit Accounts, and Stock Units credited thereto, shall at all times be maintained by the Company as bookkeeping entries evidencing unfunded and unsecured general obligations of the Company. Except as provided in Section 8.2, no money or other assets shall be set aside for any Participant.

     VIII.2 Trust. To the extent determined by the Board, the Company may transfer funds necessary to fund all or part of the payments under the Plan to a trust; provided, the assets held in such trust shall remain at all times subject to the claims of the general creditors of the Company. No Participant or beneficiary shall have any interest in the assets held in such trust or in the general assets of the Company other than as a general, unsecured creditor. Accordingly, the Company shall not grant a security interest in the assets held by the trust in favor of any Participant, beneficiary or creditor.

                                   ARTICLE IX

                           DESIGNATION OF BENEFICIARY

     Each Participant may designate, on a form provided by the Committee, one or more beneficiaries to receive payment of the Participant's Stock Unit Account in the event of such Participant's death. The Company may rely upon the beneficiary designation last filed with the Committee, provided that such form was executed by the Participant or his or her legal representative and filed with the Committee prior to the Participant's death. If a Participant has not designated a beneficiary, or if the designated beneficiary is not surviving when a payment is to be made to such person under the Plan, the beneficiary with respect to such payment shall be the Participant's surviving spouse, or if there is no surviving spouse, the Participant's estate.

                                   ARTICLE X

                             ADJUSTMENT PROVISIONS

     In the event any recapitalization, reorganization, merger, consolidation, spin-off, combination, repurchase, exchange of Shares or other securities of the Company, stock split or reverse split, or similar corporate transaction or event affects Shares such that an adjustment is determined by the Board or Committee to be appropriate to prevent dilution or enlargement of Participants' rights under the Plan, then the Board or Committee shall, in a manner that is proportionate to the change to the Shares and is otherwise equitable, adjust the number or kind of Shares to be delivered upon settlement of Stock Unit Accounts under Article VII.

                                   ARTICLE XI

                               GENERAL PROVISIONS

     XI.1 No Stockholder Rights Conferred. Nothing contained in the Plan will confer upon any Participant or beneficiary any rights of a Stockholder of the Company, unless and until Shares are in fact issued or transferred to such Participant or beneficiary in accordance with Article VII.

     XI.2 Changes to The Plan. The Board may amend, alter, suspend, discontinue, extend, or terminate the Plan without the consent of Stockholders or Participants; provided, no action taken without the consent of an affected Participant may materially impair the rights of such Participant with respect to any Stock Units credited to his or her Stock Unit Account at the time of such change or termination.

     XI.3 Compliance With Laws And Obligations. The Company will not be obligated to issue or deliver Shares in connection with the Plan in a transaction subject to the registration requirements of the Securities Act of 1933, as amended, or any other federal or state securities law, any requirement under any listing agreement between the Company and any national securities exchange or automated quotation system or any other laws, regulations, or contractual obligations of the Company, until the Company is satisfied that such laws, regulations and other obligations of the Company have been complied with in full. Certificates representing Shares delivered under the Plan will be subject to such restrictions as may be applicable under such laws, regulations and other obligations of the Company.

     XI.4 Limitations on Transferability. Stock Units and any other right under the Plan will not be transferable by descent and distribution (or to a designated beneficiary in the event of a Participant's death). Stock Units and other rights under the Plan may not be pledged, mortgaged, hypothecated or otherwise encumbered, and shall not be subject to the claims of creditors of any Participant.

     XI.5 Governing Law. The validity, construction and effect of the Plan and any agreement hereunder will be determined in accordance with (i) the Delaware General Corporation Law, and (ii) to the extent applicable, other laws (including those governing contracts) of the State of Georgia.

     XI.6 Plan Termination. Unless earlier terminated by action of the Board, the Plan will remain in effect until such time as no Shares remain available for delivery under the Plan and the Company has no further rights or obligations under the Plan.

                                                                     APPENDIX C

PROXY                           THE HOME DEPOT, INC.

          THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE
               ANNUAL MEETING OF STOCKHOLDERS ON MAY 28, 1997.



     The undersigned stockholder hereby appoints BERNARD MARCUS, ARTHUR M. BLANK and RONALD M. BRILL, and each of them, attorneys and proxies for the undersigned with full power of substitution, to act and vote, with the powers the undersigned would possess if personally present, at the Annual Meeting of Stockholders of The Home Depot, Inc. to be held at the Cobb Galleria Centre, Atlanta, Georgia, on Wednesday, May 28, 1997, at 10:00 a.m., and any adjournments thereof, as directed below with respect to the matters set forth below and with discretionary authority on all other matters that come before the meeting, all as more fully described in the Proxy Statement received by the undersigned stockholder. If no direction is made, the proxy will be voted "FOR" the approval of item number 1, the election of FRANK BORMAN, RONALD M. BRILL, BERRY R. COX and RONALD A. MATRICARIA, "FOR" the approval of item number 2, "FOR" the approval of item number 3, "AGAINST" item number 4, "AGAINST" item number 5, and in accordance with the recommendations of the Board of Directors.

          PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE.


                                                                SEE REVERSE SIDE

  X      Please mark
-----    votes as in
         this example.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3.

1.     Election of Directors
NOMINEES: Frank Borman, Ronald M. Brill, Berry R. Cox and Ronald A. Matricaria.


          FOR              WITHHELD

          ___              ____


       ----------------------------

       For all nominees
       except as noted above


2.     Approval of The Home Depot, Inc. 1997 Omnibus
       Stock Incentive Plan.


          FOR   AGAINST  ABSTAIN


          ___    ____     ____


3.     Approval of the Home Depot, Inc. Nonemployee Directors'
       Deferred Stock Compensation Plan.


          FOR   AGAINST  ABSTAIN


          ___    ____     ____


THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEMS 4 AND 5.

4.    Approval of Stockholder Proposal
      to amend Bylaws to require a majority
      of independent directors.


      FOR   AGAINST  ABSTAIN


      ___    ____     ____




5.    Approval of Stockholder Proposal
      to amend Bylaws to require that an independent director who was not formerly the chief executive serve as chair of the board.


      FOR   AGAINST  ABSTAIN


      ___    ____     ____


                                MARK HERE
                                FOR ADDRESS CHANGE
                                AND NOTE AT LEFT


                        PLEASE MARK, SIGN AND DATE HEREON AND
                        RETURN PROXY CARD PROMPTLY IN THE
                        ENCLOSED ENVELOPE.

                        Please sign exactly as name appears at left.

                        When shares are held by joint tenants, both should sign.

                        When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                        Signature:                        Date:
                                  ------------------           -------------

                        Signature:                        Date:
                                  ------------------           -------------